As filed with the Securities and Exchange Commission on February 7, 2014.
Registration No.  333-193249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRUE DRINKS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2086	84-1575085
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18552 MacArthur Blvd., Suite 325
Irvine, CA 92612
 (949) 203-3500
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lance Leonard
President and Chief Executive Officer
18552 MacArthur Blvd., Suite 325
Irvine, CA 92612
 (949) 203-3500
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
Disclosure Law Group
One American Plaza
600 West Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)		Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3) (4)
Common Stock, $0.001 par value per share	47,842,104	(1)	$13,395,789.12	$1,725.38

(1)
Consists of up to (i)  35,613,120 shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock (“Series B Preferred”) issued in a series of private placement transactions, first consummated on November 25, 2013 (the “Private Placements”); and (ii)  12,228,984 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placements.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the common stock on February 5, 2014 as reported on the OTCQB.

(4)	$1,147.35 of the registration fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion)

Dated _________ __, 2014

47,842,104 Shares of Common Stock

TRUE DRINKS HOLDINGS, INC.

We are registering  47,842,104 shares of our common stock, $0.001 per share, of True Drinks Holdings, Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 32 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders.  The shares of common stock registered for resale under this registration statement include:

●
up to 35,613,120 shares of common stock issuable upon conversion of shares of Series B Convertible Preferred Stock (“Series B Preferred”) issued in a series of private placement transactions, first consummated on November 25, 2013 (the “Private Placements”); and

●	up to 12,228,984 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placements;

We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 32 of this prospectus for a list of the Selling Stockholders.

The shares of common stock are being registered to permit the Selling Stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 34 of this prospectus.

Our common stock is quoted on the OTCQB under the symbol “TRUU.” The last reported sale price of our common stock on February 6, 2014 was $0.28 per share .

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____ __, 2014.

TRUE DRINKS HOLDINGS, INC.

-i-

FORWARD-LOOKING STATEMENTS

      This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

      Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 2, before deciding whether to purchase shares of our common stock.

As used in this Annual Report, “we”, “us”, “our”, “True Drinks”, “Company” or “our Company” refers to True Drinks Holdings, Inc. and all of its subsidiaries, unless the context requires otherwise.  We are a holding company and conduct no operating business, except through our subsidiaries.  During January 2013, we changed our name from True Drinks, Inc. to True Drinks Holdings, Inc.

Overview

True Drinks Holdings, Inc. (the “Company”) is a beverage company that specializes in all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute the AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through our existing database of customers. Bazi® represented less than 1% of our total sales during the year ended December 31, 2012, and approximately 12% of our total sales during the nine months ended September 30, 2013. Sales of Bazi® are expected to decrease as the Company focuses its resources on sales and marketing of the AquaBall™ .

The Company was originally incorporated in the state of Delaware in January 2012.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our common stock, par value $0.001 (“Common Stock”), is currently listed for quotation on the OTCQB marketplace (“OTCQB”) under the symbol TRUU.

THE OFFERING

Securities Offered by the Selling Stockholders	47,842,104 shares of Common Stock.

Common Stock Outstanding as of February 6, 2014	27,885,587 shares.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 2.

Trading Symbol	TRUU

RISK FACTORS

Risks Related to the Company

We have a history of operating losses and, despite consummation of recent financings, may continue to experience liquidity problems.

We have not been profitable since inception.  We had a net loss of $3,119,343 and $5,164,497 for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. Although we have recently consummated equity and debt financings resulting in gross proceeds of $8.0 million , we may require additional capital to execute our business and marketing plan, and continue as a going concern.  Our history of losses may impair our ability to obtain necessary financing on favorable terms or at all.  It may also impair our ability to attract investors if we attempt to raise additional capital by selling additional debt or equity securities in a private or public offering.

We may need to raise additional funds in order to fund our operations, which cannot be assured and may result in substantial additional dilution to our existing shareholders.

To date, our operating funds have been provided primarily from sales of our Common Stock, preferred stock, promissory notes and, to a lesser degree, cash flow provided by sales of our products.  We used $4,052,389 and $3,407,063 of cash for operations in the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.  If our business operations do not result in increased product sales, and we are otherwise unable to secure short-term working capital, our business viability, financial position, results of operations and cash flows will be adversely affected.  We cannot predict the terms upon which we could raise such capital or if any capital would be available at all, and what dilution will be caused to the existing shareholders.

We may not be able to satisfy recently incurred debt obligations when due.

We recently received a $2.0 million term loan (the “Term Loan”) from Avid Bank that matures on November 29, 2015. Additionally, we are required to maintain, with Avid Bank, a balance of unrestricted cash and cash equivalents of at least $1.0 million, measured on a monthly basis.

If we are unable to successfully execute our business and marketing plan, we may not achieve profitability, and may not be able to satisfy our obligations under the Term Loan when due, or otherwise satisfy the debt covenants. We may seek additional financing to satisfy our obligations, which financing may not be available on a timely basis, on terms that are acceptable or at all. Failure to meet our obligations under the Term Loan, including paying off the Term Loan when it becomes due and payable or satisfying the debt covenants, would result in a default in the Term Loan, which default would have a material adverse affect our business, results of operations and financial condition, and therefore threaten our financial viability.

Our operations are now dependent on the business of True Drinks, and our ability to achieve positive cash flow under our new business plan is uncertain.

As a result of the merger between True Drinks, Inc. and a subsidiary of Bazi International, Inc. in October 2012 (the “Merger”), our continued operations are now dependent on the business of True Drinks.  True Drinks’ ability to achieve positive cash flow resulting from its new business plan is uncertain, as True Drinks’ only product line, the AquaBall™, was launched in June 2012.  Although True Drinks generated revenues of $1,021,908 from the sale of the AquaBall™ in 2013, there can be no guarantee that the Company will continue to grow revenue or achieve positive cash low in the future.

Our licensing agreements with Disney Consumer Products, Inc. and Marvel Characters, B.V. are critical components of the marketing of the AquaBall™ line, and there is no guarantee the licensing agreements will be renewed at the end of each agreement’s term.

      We currently have licensing agreements with Disney Consumer Products, Inc. (the “Disney Agreement”) and Marvel Characters, B.V. (the “Marvel Agreement”) that allow us to place popular Disney and Marvel characters on labels of AquaBall™  Naturally Flavored Water.  As AquaBall™ was recently launched in June 2012, the use of these characters, including Disney Princesses and Spider-Man, is critical to making the AquaBall™ stand out among our competitors.  Although these licensing agreements have varying terms, both the Disney Agreement and Marvel Agreement expire in 2015.  There is no guarantee we will be able to renew these agreements upon expiration, nor are we able to guarantee that we will have licensing agreements with other companies when the Disney Agreement and Marvel Agreement expire.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects.  Our current flagship product, the AquaBall™, was formulated and introduced to the public for sale in 2012.  Our other product, Bazi®, has had limited market success.  There can be no assurance that we will achieve significant sales as a result of us focusing our sales efforts on the AquaBall™ product, or that our new sales model with be successful.

We also may not be successful in addressing our other operating challenges, such as developing brand awareness and expanding our market presence through retail sales and our direct-to-consumer and online sales strategy.  Our prospects for profitability must be considered in light of our evolving business model.  These factors make it difficult to assess our prospects.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints, which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and in any country where we conduct business.  There can be no assurance that we or our independent distributors will be in compliance with all of these regulations.  A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals.  In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales, and may adversely affect the marketing of our products, resulting in decreases in revenues.

Our ability to increase sales is dependent on growing in our existing markets as well as expanding into new markets in other countries.  As we expand into foreign markets, we will become subject to different political, cultural, exchange rate, economic, legal and operational risks.  We may invest significant amounts in these expansions with little success.

We currently are focusing our marketing efforts in the United States and, to a lesser extent, Canada.  We believe that our future growth will come from both the markets that we are currently operating in and other international markets.  We do not have any history of international expansion, and therefore have no assurance that any efforts will result in increased revenue.  Additionally, we may need to overcome significant regulatory and legal barriers in order to sell our products, and we cannot give assurance as to whether our distribution method will be accepted.  These markets may require that we reformulate our product to comply with local customs and laws.  However, there is no guarantee that the reformulated product will be approved for sale by these regulatory agencies or attract local distributors.

We face substantial uncertainties in executing our business plan.

Successfully executing our business plan will require us to attain certain objectives to which no assurance can be given that we will be successful in our efforts.  We believe that, in order to execute our business plan and achieve the sales growth, we are anticipating we must, among other things, successfully recruit additional personnel in key positions, develop a larger distribution network and establish a broader customer base and increase awareness of our brand name.  In order to implement any of these initiatives, we will be required to materially increase our operating expenses, which may require additional working capital.  If we are unable to secure additional working capital, we will be unable to accomplish our objectives, and if we are unable to accomplish one or more of these objectives, our business may fail.

We are currently dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner.  If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our product.  These third party manufacturers may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services.  The failure to meet any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers.  In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources.  There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis.  Additionally, all our third party manufacturers source the raw materials for our products, and if we were to use alternative manufacturers we may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer.  An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline.

 We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products.  Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

Although we require our manufacturers to verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties.  We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them.  We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require.  Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

We face significant competition from existing suppliers of products similar to ours.  If we are not able to compete with these companies effectively, we may not be able to achieve profitability.

We face intense competition from numerous resellers, manufacturers and wholesalers of liquid nutrition drinks similar to ours, including retail, online and mail order providers.  We consider the significant competing products in the U.S. market for the AquaBall™ to be Tum-E Yummies, Capri-Sun, Bug Juice, and other alternatives marketed towards children, and for Bazi® to be Red Bull®, Monster®, RockStar®, 5 Hour Energy® and Steaz®.  Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours and better access to capital than us.  We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products.  Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales.  In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

Adverse publicity associated with our products or ingredients, or those of similar companies, could adversely affect our sales and revenues.

Adverse publicity concerning any actual or purported failure of our Company to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our Company.  This, in turn, could negatively affect our ability to obtain financing, endorsers and attract distributors or retailers for the AquaBall™ and/or Bazi®, which would have a material adverse effect on our ability to generate sales and revenues.

Our distributors’ and customers’ perception of the safety and quality of our products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others.  Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products.  Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

The efficiency of nutritional supplement products is supported by limited conclusive clinical studies, which could result in less market acceptance of these products and lower revenues or lower growth rates in revenues.

Our nutritional supplement products are made from vitamins, minerals, amino acids, herbs, botanicals, fruits, berries and other substances for which there is a long history of human consumption.  However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form.  Although we believe all of our products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect.  Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods, and may have similar sensitivities or reactions to nutrients contained in our products.  Furthermore, nutrition science is subject to change based on new research.  New scientific evidence may disprove the efficacy of our products or prove our products to have effects not previously known.  We could be adversely affected by studies that may assert that our products are ineffective or harmful to consumers, or if adverse effects are associated with a competitor’s similar products.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards.  We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards.  Even if our products meet these standards they could otherwise become contaminated.  A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers.  This could result in expensive production interruptions, recalls and liability claims.  Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls.  Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury.  Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations.  In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences.  While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Although we maintain product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on our business.  The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business.  Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs and adversely affect our revenues and operating income.  Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future.  In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

The success of our business will depend upon our ability to create brand awareness.

The market for functional beverages and nutraceuticals is already highly competitive, with many well-known brands leading the industry.  Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of our products distinct from those of our competitors.  It is imperative that we are able to convey to consumers the fact that our products are not just functional beverages but are also nutraceuticals. However, advertising and packaging and labeling of such products will be limited by various regulations.  Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors.

We must continue to develop and introduce new products to succeed.

The functional beverage and nutritional supplement industry is subject to rapid change.  New products are constantly introduced to the market.  Our ability to remain competitive depends on our ability to enhance existing products, continue to develop and manufacture new products in a timely and cost effective manner, to accurately predict market transitions, and to effectively market our products.  Our future financial results will depend to a great extent on the successful introduction of several new products.  We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including the following:

●	proper new product selection;

●	successful sales and marketing efforts;

●	timely delivery of new products;

●	availability of raw materials;

●	pricing of raw materials;

●	regulatory allowance of the products; and

●	customer acceptance of new products.

We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

As we sometimes produce product adorned with characters on a promotional schedule, over production of a certain character set could result in write-downs of our inventories.  A change in ingredients or labeling requirements could also result in the obsolescence of certain inventory.  Write-downs of this type could make it more difficult for us to achieve profitability. We did not incur a write-down against inventory for the year ended December 31, 2012 or during the nine months ended September 30, 2013.

Product returns could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

We have not established a reserve in our financial statements for product returns.  However, we may experience product returns as we shift our focus to the AquaBall™ line of products and expand our market presence nationwide.  We will continue to analyze our returns to determine if a reserve is necessary.  If our reserves prove to be inadequate, we may incur significant expenses for product returns.  As we gain more operating experience, we may need to establish a reserve for product returns.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors.  We own the formulations contained in our products and the patent for the AquaBall™ bottle.  We consider this patent and these product formulations our critical proprietary property, which must be protected from competitors.  We do not have any patents for our product formulations because we do not believe they are necessary to protect our proprietary rights.  Although trade secret, trademark, copyright and patent laws generally provide such protection and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights.  In addition, enforcement of our proprietary rights may require lengthy and expensive litigation.  We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S.  Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks.  Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks, and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used.  Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours.  These laws, regulations, and standards are subject to varying interpretations in many cases and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.  As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expenses and significant management time and attention.

Loss of key personnel could impair our ability to operate.

Our success depends on hiring, retaining and integrating senior management and skilled employees. We are currently dependent on certain current key employees, specifically Lance Leonard, our Chief Executive Officer, and Kevin Sherman, our Chief Marketing Officer, who are vital to our ability to grow our business and achieve profitability.  As with all personal service providers, our officers can terminate their relationship with us at will.  Our inability to retain these individuals may result in our reduced ability to operate our business.

Conversion of the preferred stock and the exercise of warrants by the Selling Stockholders will substantially dilute existing stockholders and the Company’s earnings per share. Additionally, any sale of Common Stock by the Selling Stockholders following the conversion of the preferred stock and/or exercise of the warrants may have a materially adverse effect on the price of the Company’s Common Stock, as reported on the OTCQB.

       During the year ended December 31, 2013, the Company issued approximately: (i) 2.4 million shares of Series B Convertible Preferred Stock (“Series B Preferred”), convertible into approximately 39.7 million shares of Common Stock; and (ii) warrants to purchase approximately 13.6 million shares of Common Stock. Conversion of all or a portion of the shares of Series B Preferred and/or exercise of all or a portion of the recently issued warrants would have a substantial and material dilutive effect on the Company’s existing stockholders and on the Company’s earnings per share. In addition, the sale of Common Stock issuable upon conversion of shares of Series B Preferred and/or exercise warrants by the Selling Stockholders could have a materially adverse impact on the price of the Company’s Common Stock, as reported on the OTCQB.

A limited trading market currently exists for our securities and we cannot assure you that an active market will ever develop, or if developed, will be sustained.

There is currently a limited trading market for our securities on the OTCQB marketplace.  An active trading market for our Common Stock may not develop.  Consequently, we cannot assure you when and if an active-trading market in our shares will be established, or whether any such market will be sustained or sufficiently liquid to enable holders of shares of our Common Stock to liquidate their investment in our company.  If an active public market should develop in the future, the sale of unregistered and restricted securities by current shareholders may have a substantial impact on any such market.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings.  The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors.  In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations.  These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation.  If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

Because our Common Stock may be classified as “penny stock,” trading may be limited, and the share price could decline.  Moreover, trading of our Common Stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our Common Stock.  These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our Common Stock.

We have issued preferred stock with rights senior to our Common Stock, and may issue additional preferred stock in the future, in order to consummate a merger or other transaction necessary to continue as a going concern.

    Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), without shareholder approval and on terms established by our directors, of which 2,750,000 shares have been designated as Series B Preferred.  We may issue additional shares of Preferred Stock in order to consummate a financing or other transaction, in lieu of the issuance of Common Stock.  The rights and preferences of any such class or series of Preferred Stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the Common Stock.

You should not rely on an investment in our Common Stock for the payment of cash dividends.

    Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future.  You should not make an investment in our Common Stock if you require dividend income.  Any return on investment in our Common Stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

Additional risks may exist since we became public through a “reverse merger.”

    Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.  Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock.  We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

USE OF PROCEEDS

        We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the Warrants (defined below), if they are exercised. The shares that will be resold under this prospectus are issuable upon the conversion of certain securities issued by us during the Private Placements. The funds that may be received by us upon exercise of the Warrants, estimated to be approximately $3.6 million if all Warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expenses;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our ability to expand into other sectors of the storage market, beyond protection storage;

●	our expectations regarding market acceptance of our products;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to manage expansion into international markets;

●	our ability to remediate the material weakness in our internal controls identified by our independent registered public accounting firm;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing; and

●	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

True Drinks Holdings, Inc. (the “Company”) is a beverage company that specializes in all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute the AquaBall™  nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through our existing database of customers. Bazi® represented less than 1% of our total sales during the year ended December 31, 2012, and approximately 12% of our total sales during the nine months ended September 30, 2013. Sales of Bazi® are expected to decrease as the Company focuses its resources on sales and marketing of the AquaBall™.

The Company was originally incorporated in the state of Delaware in January 2012.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our common stock, par value $0.001 (“Common Stock”), is currently listed for quotation on the OTCQB marketplace (“OTCQB”) under the symbol TRUU.

Our History

Bazi International, Inc. Prior to Merger with True Drinks, Inc.

Bazi International, Inc. (“Bazi Intl.”) was formed in 2001, under the name “Instanet, Inc.”  In August 2010, we changed our name to Bazi International, Inc. Until January 18, 2010, our principal channel of distribution was through a multilevel distributor network, which we terminated in January 2010 in favor of a retail and direct-to-consumer, online sales model.  Bazi Intl. continued to distribute Bazi® online and through our existing database of customers, but as a result of the termination of our multilevel distributor model, most of our top distributors ended their relationship with the Company during the first quarter of 2010, causing sales of Bazi® to decrease throughout 2011 and into 2012.  As a result, Bazi Intl. began suffering from a lack of sufficient capital necessary to adequately market Bazi® and support Bazi Intl.’s existing retail and distribution partners.

True Drinks, Inc. Prior to Merger with the Bazi Intl.

True Drinks, Inc. (formerly GT Beverage Company, Inc.) was formed on January 19, 2012 to develop, market and sell AquaBall™ Naturally Flavored Water.  In February and March of 2012, True Drinks, Inc. acquired GT Beverage Company, LLC, the predecessor entity to True Drinks, Inc.  GT Beverage Company, LLC was formed in May 2008 to create and commercialize its Sportastic® brand sports drink, sold in round plastic bottles with registered trade dresses such as baseball and soccer designs.  However, in January 2012, GT Beverage Company, LLC ceased its sports drink operations.  True Drinks began packaging and selling AquaBall™ Naturally Flavored Water in its patented interlocking round plastic bottles, with depictions of characters from major entertainment companies, as permitted by licensing agreements with these companies.

Market Overview

Our products are characterized as functional beverages, or drink products with specific health benefits in the formulation of ingredients.  Our flagship product, AquaBall™ Naturally Flavored Water, is a healthy hydration alternative to current beverages positioned towards children, and competes in the kids’ food market segment. Functional beverages are growing at an aggressive rate, largely due to consumer demand for healthier alternatives to typical carbonated soft drinks.  The shift away from carbonated soft drinks to healthier, functional drinks is reflected in the fact that sales of carbonated soft drinks have been flat since 2004, yet functional beverage sales have grown almost $20.0 billion over the same period to $30.6 billion in annual sales.  Market research firm Zenith International estimates that global per capita consumption of functional beverages increased 25% from 2010 to 2013.

The kids foods market segment is projected to grow 40% from $10.0 billion in 2010 to $14.0 billion by 2015 according to Packaged Facts, a leading publisher of market research in the food, beverage and consumer packaged good sectors.  Beverages are the second highest performing product within the kids foods market segment.  In 2010, 40% of the kids food market contained some “better-for-you” element.  Packaged Foods forecasts that the next several years will bring tremendous growth in the sales and development of food and beverage products marketed and designed for children.  As a result, we are currently positioning AquaBall™ as a healthy, safe, naturally flavored water drink for kids.

Our Products

We market and distribute products that move away from high sugar, high calorie and nutritionally deficient beverages to healthful, natural alternatives.  Our mission is to bring integrity back to the beverage industry and that honesty applies to every drop in every bottle.  Our goal is to create and deliver beverages for families that encourage improved health, while being clear about what our products contain (and what they don’t).

AquaBall™ Naturally Flavored Water

Our flagship product, AquaBall™ Naturally Flavored Water, is a naturally flavored water beverage, enhanced with vitamins B3, B5, B6, B12 and C.  AquaBall™ does not contain high fructose corn syrup, artificial flavors, or artificial colors.  Unlike high sugar and high calorie beverages marketed toward children, AquaBall™ is sweetened with stevia, an all-natural sweetener, allowing the AquaBall™ to provide a zero-sugar, zero-calorie alternative to juice and soda for kids.  The main component of the marketing vision behind the AquaBall™ brand is our licensing agreements with Disney Consumer Products, Inc. (“Disney”) and Marvel Entertainment (“Marvel”), allowing each AquaBall™ to prominently feature various Disney and Marvel characters.  Both Disney and Marvel characters have an established reputation of high retail sales of licensed products, giving each AquaBall™ the presence associated with these brands.

      Each AquaBall™ is packaged in our patented 12 ounce stackable, spherical PET bottle, and wrapped with colorful, eye-catching labels featuring popular Disney characters and various Marvel superheroes.  AquaBall™ currently comes in grape, orange and fruit punch flavors, and is sold in mass-market retailers throughout the United States.  AquaBall™ is also available for purchase online at http://www.theaquaball.com.  During the year ended December 31, 2012 and the nine months ended September 30, 2013, AquaBall™ sales accounted for approximately 99% and 88% of the Company’s total revenues, respectively.

Bazi®

      Bazi® All Natural Energy, is a liquid nutritional drink packed with eight different super fruits, including the Chinese jujube and seven other superfruits, plus 12 vitamins.  The proprietary formula contains the following fruits: jujube fruit, blueberry, pomegranate, goji berry, chokeberry, raspberry, acai and sea buckthorn.  Additionally, Bazi® contains 12 vitamins including vitamins A, C, E and B-complex.  In August, 2011, BioEnergy Ribose was added to Bazi® enhancing the products energy delivery system.  During the year ended December 31, 2012 and the nine months ended September 30, 2013, Bazi® sales accounted for approximately 1% and 12% of the Company’s total revenues, respectively.

Manufacturing and Distribution

Manufacturing

We use a limited number of third parties to supply and manufacture our products.  We have co-packing agreements with 7-Up Bottling in Modesto, California, Precision Formulations in Dallas, Texas, and Adirondack Beverages in Scotia, New York to package up to 4.0 million AquaBall™ cases per year.  Bazi® is manufactured by Arizona Packaging and Production under the terms of a five year exclusive manufacturing agreement, which stipulates certain prices, quantities and delivery timelines.

Retail Distribution

We utilize a direct-to-retailer distribution strategy to key national accounts for sales of AquaBall™ Naturally Flavored Water, including distribution to RiteAid, Toys R Us, Inc., Harris Teeter Supermarkets, Polar Beverages, Value Merchandisers, and stores under the Safeway, Inc. and The Kroger Company brands nationwide.  We also distribute AquaBall™ through regional distributors throughout the United States.  We are actively seeking additional retail and convenience accounts, and we plan to explore alternative markets for AquaBall™ in the upcoming year such as schools, sports venues, fast food restaurants, dollar store and club store channels.  Additionally, our licensing agreement with Disney Consumer Products, Inc. and Marvel Entertainment allows us to work with Disney and Marvel’s dedicated sales teams who, in turn, work with top retailers to assist us with securing shelf-space for AquaBall™ and accomplishing our long-term sales objectives.

Online Sales

The Company’s ecommerce platform allows current and future consumers to purchase AquaBall™ Naturally Flavored Water and Bazi® Energy Shot by visiting our newly redesigned webpages, http://www.theaquaball.com and http://www.drinkbazi.com.  We drive traffic to relevant landing pages and micro sites through digital marketing campaigns and promotions, and a variety of social media marketing efforts.

Sales and Marketing

The Company’s sales and marketing efforts are directed from our corporate offices in Irvine, California, utilizing our own staff, as well as outside resources retained to build market awareness and shelf placement of our products.  The Company manages key national accounts through our in-house national sales team.  Most notably, the Company will begin distributing AquaBall™ Naturally Flavored Water to all RiteAid locations in June 2014.

Our sales teams work to secure national distribution with our customers through multiple avenues including joint sales meetings with Disney and Marvel sales personnel dedicated to these national accounts.  The Company has hired outside personnel to manage our national broker networks.  The networks focus on areas such as regional grocery chains, the convenience store channel, and the food service segment.

As of December 31, 2013, the Company was not dependent upon any major customers.

Source and Availability of Raw Materials

       We utilize a variety of suppliers to purchase raw materials for the AquaBall™ Naturally Flavored Water during the year ended December 31, 2012.

        During 2012, we relied significantly on one supplier for 100% of our purchases of raw materials for Bazi®.  Bazi, Inc. entered into an exclusive manufacturing agreement with this supplier in 2007 to produce the Bazi® product.

        We own the formulas for both AquaBall™ Naturally Flavored Water and Bazi® Energy Shot, and we believe that our purchasing requirements can be readily met from alternative sources, if necessary.

Competition

The industries in which we operate are highly competitive.  Not only do we compete with other manufacturers of functional beverages but we also compete with manufacturers of more traditional beverages, such as juice and soda marketed to children.

Our competition in the beverage industry includes products owned by multinational corporations with significant financial resources, including Vitamin Water and Tum-E Yummies, owned by Coca-Cola, and Sobe and Propel, owned by Pepsi Co.  Bazi® competitors include Steaz®, Guayaki Yerba Mate, POM Wonderful®, as well as sports and energy drinks including Gatorade®, Red Bull®, 5-Hour Energy®, RockStar®, Monster®, Powerade®, Accelerade® and All Sport®.  Indirect competition for the AquaBall™ and Bazi® includes soft drinks and juice products, such as Sunny Delight®, CapriSun® and other fruit drinks.  These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities.  Many of our competitors have longer operating histories and have substantially greater financial and other resources than we do.  They therefore have the advantage of established reputations, brand names, track records, back office and managerial support systems and other advantages that we cannot duplicate in the near future.  Moreover, many competitors, by virtue of their longevity and capital resources, have established lines of distribution to which we do not have access, and are not likely to duplicate in the near term, if ever.

Intellectual Property

       We rely on the AquaBall™ patent, AquaBall™ and Bazi® trademarks and licensing agreements to market our products and make them standout among out competitors.

Patents and Trademarks

We were granted the patent for AquaBall™’s stackable, spherical drink container in 2009, via our predecessor entity GT Beverage Company, LLC, who we purchased on March 31, 2012.  We maintain trademark protection for AquaBall™ .  We maintain trademark protection for AquaBall™ and have federal trademark registration for Bazi®.  This trademark registration is protected for a period of ten years and then is renewable thereafter if still in use.

Licensing Agreements

       We entered into a three-year licensing agreement with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. ("Marvel") (the “Licensing Agreements”) in 2012.  Each Licensing Agreement allows us to feature popular Disney and Marvel characters on AquaBall™ Naturally Flavored Water, allowing AquaBall™ to stand out among other beverages marketed towards children.  Under the terms and conditions of the Licensing Agreements, we work with the Disney and Marvel teams to create colorful, eye-catching labels that surround the entire spherical shape of each AquaBall™ .  Once the label designs are approved, we work with Disney and Marvel to set retail calendars, rotating the placement of different AquaBall™ designs over the course of the year.  The terms of the Disney Licensing Agreement stipulates a royalty rate of 4% on the sales of AquaBall™ Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total royalty guarantee of $231,600 over the term of the agreement which has a term ending date of March 31, 2015. In addition, the Company is required to spend 1% of sales on advertising and promotional opportunities. The Company is required to make common marketing fund contributions totaling $96,188 over the life of the agreement.

The terms of the Marvel Licensing Agreement stipulate a royalty rate of 5% on the sales of AquaBall™ Naturally Flavored Water adorned with Marvel characters, paid quarterly, with a total royalty guarantee of $150,000 over the term of the agreement which has a term ending date of December 31, 2015.

Government Regulations

General

       Our operations are affected by extensive laws, governmental regulations, administrative determinations, court decisions and enforcement policies.  These requirements exist at the federal, state and local levels in the United States, including laws and regulations pertaining to:

●	the formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products; and
●	product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by independent distributors, for which we may be held responsible.

      The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising, and sale of our products is subject to regulation by one or more federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission (“CPSC”), the Occupational Safety and Health Administration (“OSHA”), the Department of Agriculture (“USDA”) and the Environmental Protection Agency (“EPA”).  These activities are also regulated by various agencies of the states and localities in which our products are sold.  Pursuant to the Federal Food, Drug, and Cosmetic Act (“FDCA”), the FDA regulates the processing, formulation, safety, manufacture, packaging, labeling, holding, sale, and distribution of foods and nutritional supplements (including vitamins, minerals, amino acids, herbs, and botanicals).  The FTC has jurisdiction to regulate the advertising of these products.  The CPSC is charged with protecting the public from risks of serious injury or death associated with the use of consumer products.  Nutritional supplements are among the over 15,000 types of consumer products under CPSC’s jurisdiction.  When consumers complain to the CPSC about alleged harm stemming from ingestion of vitamins and other nutritional supplement, CPSC may contact the entity concerned, inform it of the nature of the complaint, and invite a response.  CPSC has conducted several recalls of iron-containing dietary supplements that do not comply with the child-resistant packaging requirement.  The OSHA is charged with protecting workplace safety.  Nutritional supplement companies must maintain a safe workplace and may from time to time be subject to queries from OSHA if manufacturing methods or procedures raise a question of worker safety.  The USDA has jurisdiction over animal food and animal feed, including regulatory control over the harvesting of animal-based source materials, including animal-derived proteins, and animal-derived gelatin capsules, used in the making of dietary supplements.  The EPA regulates dietary supplement compliance with standards established under the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, and the Pollution Prevention Act as they affect the use, maintenance, and disposal of substances used in and facilities used for the manufacture of nutritional supplements.

      The FDCA has been amended several times with respect to nutritional supplements, in particular by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), which established a new framework governing the composition, safety, labeling and marketing of nutritional supplements.  Nutritional supplements are defined as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, constituents, extracts or combinations of such dietary ingredients.  Generally, under DSHEA, dietary ingredients that were on the market prior to October 15, 1994, may be used in nutritional supplements without notifying the FDA.  New dietary ingredients, consisting of dietary ingredients that were not marketed in the United States before October 15, 1994, are subject to a FDA pre-market new dietary ingredient notification requirement unless the ingredient has been present in the food supply as an article used for food without being chemically altered.  A new dietary ingredient notification must provide the FDA with evidence of a history of use or other evidence of safety establishing that use of the dietary ingredient will reasonably be expected to be safe.  A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient.  There is no certainty that the FDA will accept any particular evidence of safety for any new dietary ingredient.  The FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

      The FDA issued a consumer warning in 1996, followed by proposed regulations in 1997, covering nutritional supplements that contain ephedra or its active substance, ephedrine alkaloids.  We have never produced or sold products containing ephedra.  In February 2004, the FDA issued a final regulation declaring nutritional supplements containing ephedra under the FDCA because they present an unreasonable risk of illness or injury under the conditions of use recommended or suggested in labeling, or if no conditions of use are suggested or recommended in labeling, under ordinary conditions of use.  The rule took effect on April 12, 2004, and bans the sale of nutritional supplement products containing ephedra.  Similarly, the FDA issued a consumer advisory in 2002 with respect to nutritional supplements that contain the ingredient Kava, and the FDA is currently investigating adverse effects associated with ingestion of this ingredient.  We have never produced or sold any products containing Kava.

      DSHEA permits statements of nutritional support to be included in labeling for nutritional supplements without FDA premarket approval.  These statements must be submitted to the FDA within 30 days of marketing and must bear a label disclosure that “This statement has not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure, or prevent any disease.”  These statements may describe a benefit related to a nutrient deficiency disease, the role of a nutrient or nutritional ingredient intended to affect the structure or function in humans, the documented mechanism by which a nutrient or dietary ingredient acts to maintain such structure or function, the general well-being from consumption of a nutrient or dietary ingredient, but may not expressly or implicitly represent that a nutritional supplement will diagnose, cure, mitigate, treat or prevent a disease.  An entity that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading.  If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a disease claim for a food product, or if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

      In addition, DSHEA provides that so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular nutritional ingredient with health benefits, may be used in connection with the sale of a nutritional supplement to consumers without the literature being subject to regulation as labeling.  Such literature must not be false or misleading; the literature may not promote a particular manufacturer or brand of nutritional supplement; the literature must present a balanced view of the available scientific information on the nutritional supplement; if displayed in an establishment, the literature must be physically separate from the nutritional supplement; and the literature may not have appended to it any information by sticker or any other method.  If the literature fails to satisfy each of these requirements, we may be prevented from disseminating it with our products, and any dissemination could subject our products to regulatory action as an illegal drug.  Moreover, any written or verbal representation by us that would associate a nutrient in a product that we sell with an effect on a disease will be deemed evidence of an intent to sell the product as an unapproved new drug, a violation of the FDCA.

    On August 25, 2007 the FDA adopted the final regulations for large manufactures of a standard originally proposed in March 2003 of the current Good Manufacturing Practices guidelines (“cGMPs”) for the manufacturing, packing, holding and distributing dietary ingredients and nutritional supplements.  The new regulations require nutritional supplements to be prepared, packaged, and held in compliance with strict rules, and require quality control provisions that may mandate redundant testing of product ingredients at each separate stage of manufacture and are intended to ensure that products are accurately labeled and do not contain adulterants and contaminants.  While the rule allowed for medium and small manufacturers to have until 2009 and 2010, respectively, to comply with the cGMPs, most of our contract manufacturers did not qualify as small or medium.  As a result, many of our contract manufacturers began following the proposed cGMPs or even pharmaceutical cGMPs well before the final rule was published.

      The FDA has broad authority to enforce the provisions of the FDCA applicable to nutritional supplements, including powers to issue a public warning letter to an entity, to publicize information about illegal products, to request a recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the United States courts.  The regulation of nutritional supplements may increase or become more restrictive in the future.

In 2004, legislation was introduced in both houses of Congress that imposed substantial new regulatory requirements for dietary supplements.  These bills did not pass and are no longer pending, but we believe the 2004 proposed legislation evidences a continuing effort to further regulate dietary supplements.

On April 12, 2004, the FDA adopted a new test for determining when a nutritional supplement is adulterated.  Under this test, the FDA may declare a nutritional supplement adulterated (i.e., to present an unreasonable risk of illness or injury) if it finds any benefit provided by the supplement outweighed by a risk of illness of injury.  The new risk/benefit test is ill-defined and can be interpreted to permit FDA to hold a wide range of nutritional supplements adulterated.  It is possible that FDA might hold more nutritional supplements adulterated in the future, reducing the nutritional ingredients available for use in our products.

The FTC exercises jurisdiction over the advertising of nutritional supplements.  In recent years, the FTC has instituted numerous enforcement actions against nutritional supplement companies for deceptive advertising based on those companies’ alleged failure to possess competent and reliable scientific evidence in support of claims made in advertising.

The FTC may monitor our advertising and could request all evidence in support of our advertising claims, which evidence is required to be kept by us in advance of advertising.  Discerning what constitutes “competent and reliable scientific evidence” involves, to a degree, a subjective assessment of the relative level, degree, quality, and quantity of scientific evidence and its acceptance in the scientific community as proof of the advertising statement.  It is therefore possible that we may think evidence we have as sufficient but the FTC may deem the evidence inadequate.  We believe we are in material compliance with applicable federal, state and local rules.

On December 9, 2006, President Bush signed the Dietary Supplement & Nonprescription Drug Consumer Protection Act into law.  The legislation requires manufacturers of dietary supplement and over-the-counter products to notify the FDA when they receive reports of serious adverse events.  We already have an internal adverse event reporting system that has been in place for several years.  In December 2008 the FDA submitted Guidance for implementing the regulations for comment, this guidance, when finalized, will represent the current thinking of the Food and Drug Administration on this topic, which we would intend to fully comply with.

We believe that current and reasonably foreseeable governmental regulation will have minimal impact on our business.

Research and Development

During 2012, we developed our AquaBall™ proprietary formula along with Wild Flavors, Inc., an independent third party contracted by the Company.  We launched AquaBall™ in June 2012.  The AquaBall™ did not require FDA or other regulatory approval.  Following the initial launch of the AquaBall™ , we continued research and development efforts to add more flavors to the AquaBall™ line, and modify the AquaBall™ into a zero sugar, zero calorie product.  We launched the zero sugar, zero calorie line in early 2013, as well as new flavors, such as strawberry lemonade and berry.

During 2006, Bazi® was developed and was launched in January 2007.  This product did not require FDA or other regulatory approval.  During 2009, new ingredients and productions methods were researched to integrate into existing products or new products.  During 2010, Bazi® was repackaged into 2oz shots, and marketed in two, six and twelve packs to ensure greater retail distribution.

Employees

We had eight full-time employees and one part-time employee as of February 6, 2014.

Compliance with Environmental Laws

Our business does not require us to comply with any particular environmental regulations.

Description of Property

We are headquartered in Irvine, California and lease our office on a one-year lease.  Total rent expense for the year ended December 31, 2012 and the nine months ended September 30, 2013 was approximately $33,000 and $35,000, respectively.  Total remaining payments on the lease through July 31, 2014 are approximately $18,460.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

On July 1, 2011, a lawsuit was filed in the United States District Court, the Southern District of Ohio, Cincinnati Division, against GT Beverage Company, LLC (“GT LLC”) by Dominion Liquid Technologies, LLC. The lawsuit alleges that GT LLC breached terms of a 2010 co-packing agreement, which governed the relationship between the parties. As of February 2013, Dominion amended its complaint to add the Company as a defendant in the case. Dominion is seeking monetary damages in an amount exceeding $800,000. GT LLC has filed its answer denying all of Dominion’s claims and intends to vigorously defend the suit. Summary motions are currently under review by the Court’s magistrate, and a trial will likely be set in early 2014.

Reports to Security Holders

The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its stockholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.truedrinks.com.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTCQB marketplace under the name True Drinks Holdings, Inc., and quoted on the OTCQB marketplace under the symbol TRUU.

The following table sets forth high and low bid prices for our Common Stock for the calendar quarters indicated as reported by the OTCQB.  These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High		Low
2013
First Quarter	$3.50	*	$0.02
Second Quarter	$2.25	*	$0.85	*
Third Quarter	$1.04	*	$0.55	*
Fourth Quarter	$0.64	*	$0.20	*

2012
First Quarter	$0.06		$0.01
Second Quarter	$0.09		$0.03
Third Quarter	$0.09		$0.05
Fourth Quarter	$0.07		$0.02

2011
First Quarter	$0.33		$0.17
Second Quarter	$0.32		$0.08
Third Quarter	$0.17		$0.07
Fourth Quarter	$0.11		$0.02

*	Bid price reflects the 1-for-100 reverse split of our Common Stock, which reverse split took effect on January 22, 2013.

Holders

At February 6, 2014, there were 27,885,587 shares of our Common Stock outstanding, and approximately 221 shareholders of record of our Common Stock.  At February 6, 2014, there were no shares of our Series A Convertible Preferred Stock outstanding, and 2,485,100 shares of our Series B Preferred outstanding, held by approximately 46 shareholders of record.

Dividends

      We did not declare any dividends for the year ended December 31, 2012 or the nine months ended September 30, 2013.  Our Board of Directors does not intend to distribute dividends in the near future. Instead, we plan to retain any earnings to finance the development and expansion of our business.  The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant.  There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Transfer Agent

Our Transfer Agent and Registrar for our Common Stock is Corporate Stock Transfer located in Denver, Colorado.

SELECTED CONSOLIDATED FINANCIAL DATA

A smaller reporting company is not required to provide the information required by this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included in the Annual Report on Form 10-K filed April 5, 2013.

Overview

True Drinks Holdings, Inc. (the “Company”) is a beverage company that specializes in all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute the AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through our existing database of customers. Bazi® represented less than 1% of our total sales during the year ended December 31, 2012.

Critical Accounting Polices and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

In accordance with ASC Topic 605 (Staff Accounting Bulletin 104 “Revenue Recognition in Financial Statements”), revenue is recognized at the point of shipment, at which time title is passed.  Net sales include sales of products, sales of marketing tools to independent distributors and freight and handling charges.  With the exception of retail customers, we receive the net sales price from all of our orders in the form of cash or credit card payment prior to shipment.  Retail customers with approved credit have been extended payment terms of net 30 days, with a few exceptions.

Allowance for Doubtful Accounts

We estimate losses on receivables based on known troubled accounts and historical experience of losses incurred.  Based on our estimations, we recorded an allowance for doubtful accounts of approximately $254,000 and $54,000 at September 30, 2013 and December 31, 2012, respectively.

Inventory Valuation

Inventories are stated at the lower of cost or market on a first-in first-out basis.  Inventory is periodically reviewed and obsolete inventories are written off.  No inventory was written off as obsolete for the nine months  ended September 30, 2013 or the year ended December 31, 2012.

Stock Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards in accordance with ASC Topic 718, which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value, and the SEC’s Staff Accounting Bulletin No. 107 (“SAB 107”) interpreting ASC Topic 718 and the valuation of share-based payments for public companies.  The Company records compensation expense on a straight-line basis.  The fair value of options granted are estimated at the date of grant using a Black-Scholes option pricing model with assumptions for the risk-free interest rate, expected life, volatility, dividend yield and forfeiture rate.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer first, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent acquired on March 31, 2012.  The Company’s intangible assets, are amortized over their estimated useful remaining lives.  The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life.  No impairment was deemed necessary as of September 30, 2013 or December 31, 2012.

Goodwill

      Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized.  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually.

Results of Operations

Comparison of the Fiscal Year Ended December 31, 2012 to the Fiscal Year Ended December 31, 2011

The audited financial statements of GT Beverage Company, LLC as of and for the years ended December 31, 2011 and 2010 were attached as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 5 , 2013. As the predecessor entity to the Company, the results of operations for the year ended December 31, 2012 are compared in this section to the results of operations of GT Beverage Company, LLC for the year ended December 31, 2011. GT Beverage Company, LLC had no significant operations from January 1, 2012 through March 31, 2012 (date of purchase by the Company).

Net Sales

Net sales for the year ended December 31, 2012 were $1,021,908 compared to $1,672,168 during the same period in 2011, a decrease of 39%.  The decrease in net sales is attributable to ceasing the sales of GT Beverage Company, LLC’s Sportastic brand sports drink and the introduction in June of 2012 of AquaBall™ Naturally Flavored Water.

The percentage that each product category represented of our net sales is as follows:

Product Category	Year Ended December 31, 2012 (1) % of Sales
AquaBall™ (1)	99%
Bazi®	1%

(1)	The Company’s net sales for the year ended December 31, 2012 included sales of the Bazi® following the Merger, from October 15, 2012 to December 31, 2012.

Gross Profit

Gross profit for the year ended December 31, 2012 was $272,379 as compared to a loss of $54,591 for the year ended December 31, 2011.  Gross profit as a percentage of revenue (gross margin) during the year ended December 31, 2012 was 27%.  This figure was affected by the high costs of our raw materials due to the low volume of product manufactured during the year.  The increase in gross profit was due to the write-off of significant obsolete inventory of Sportastic sports drink in 2011.

Sales, General and Administrative Expense

Sales, general and administrative expense was $3,273,227 for the year ended December 31, 2012 as compared to $2,039,154 for the year ended December 31, 2011.  This increase is due to professional fees related to the Merger, additional salaries, and higher than normal shipping expense as the Company was shipping product across the United States from one manufacturer during 2012 located in Modesto, CA.

Interest Expense

Interest expense for the year ended December 31, 2012 was $119,942 as compared to $14,231 for the year ended December 31, 2011.  The increase was due to the issuance of 145,000 post-split shares of Common Stock for interest related to a debt financing.

Net Loss

Our net loss for the year ended December 31, 2012 was $3,119,343 as compared to a net loss of $2,093,745 for the year ended December 31, 2011.  On a per share basis, our loss was $0.00 per share for the years ended December 31, 2012 and December 31, 2011.

Comparison of the Nine Months Ended September 30, 2013 to the Nine Months Ended September 30, 2012.

Net Sales

Net sales for the nine months ended September 30, 2013 were $2,231,861 compared to net sales of $846,280 for the nine months ended September 30, 2012. The Company’s sales were limited in the nine months ended September 30, 2012 due to the early stage of AquaBall™'s sales cycle.

The percentage that each product category represented of our net sales is as follows:

Product Category	Nine Months Ended September 30, 2013 (% of Sales)
AquaBall™	88%
Bazi®	12%

Gross Profit

Gross profit for the nine months ended September 30, 2013 was $360,218. Gross profit as a percentage of revenue (gross margin) during nine months ended September 30, 2013 was 16%. This figure was affected by the high costs of our raw materials due to the low volume of product manufactured during the year. The Company’s costs related to the production of our product is declining due to lower production expenses, and our freight charges on incoming shipments of raw materials are declining on a per-case basis.

 Sales, General and Administrative Expense

Sales, general and administrative expense was $5,054,922 for the nine months ended September 30, 2013, as compared to $2,150,183 for the nine months ended September 30, 2012. This increase is primarily due to the Company’s launch of its new zero calorie, sugar free formula of AquaBall™ in the first three months of 2013 and increases in costs for shipping orders to customers, stock-based compensation and loan origination fees related to bridge financing.

Interest Expense

Interest expense for the nine months ended September 30, 2013 was $1,064,823, as compared to $1,794 for the nine months ended September 30, 2012. The increase was due to the Company’s use of convertible note financing beginning in the fourth quarter of 2012, as well as the recording of shares issued and lender’s fees in connection with the issuance of the convertible notes being recorded to interest expense, and the commencement of the offering of convertible promissory notes in the aggregate principal amount of up to $3.3 million in June 2013. In the first nine months of 2012, the Company was funded through equity financing, resulting in no interest expenses being recorded. This figure includes $657,307 in accretion of the debt discount on notes payable created by the embedded conversion feature of the notes and the warrants issued with the notes to investors.

Income Taxes

There is no income tax expense recorded for the periods ended September 30, 2013 and 2012, due to the Company's net losses. As of September 30, 2013, the Company has tax net operating loss carryforwards and a related deferred tax asset, offset by a full valuation allowance.

Net Loss

Our net loss for the nine months ended September 30, 2013 was $5,164,497, as compared to a net loss of $1,892,644 for the nine months ended September 30, 2012. On a per share basis, our loss was $0.19 and $0.09 per share for the nine months ended September 30, 2013 and 2012, respectively.

Liquidity and Capital Resources

Our auditors have included a paragraph in their report on our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, indicating that there is substantial doubt as to the ability of the Company to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As of and for the quarter ended September 30, 2013, the Company incurred a net loss of $2,157,227, has negative working capital of $4,003,289, and an accumulated deficit of $8,283,840. While subsequent to September 30, 2013, the Company has raised approximately $8,540,000 resulting from the sale of convertible promissory notes and shares of Series B Convertible Preferred Stock (“Series B Preferred”), additional capital may be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. Management's plans are to continue to contain expenses, expand distribution and sales of its AquaBall™ Naturally Flavored Water as rapidly as economically possible, and raise capital through equity and debt offerings in the event additional capital is necessary to execute the Company’s business plan and achieve profitability from continuing operations. The accompanying financial statements do not include any adjustments that might result in the event the Company is unsuccessful in its plans.

The Company has financed its operations through sales of equity and, to a lesser degree, cash flow provided by sales of AquaBall™. Despite recent sales of debt securities and preferred stock as described below, funds generated from sales of our Common Stock and cash flow provided by AquaBall™ sales may be insufficient to fund our operating requirements for the next twelve months. As a result we may require additional capital to continue operating as a going concern. No assurances can be given that we will be successful.

Series B Offering

       On November 25, 2013, the Company commenced a private offering of up to 2.0 million shares of Series B Preferred for $4.00 per share (“ Purchase Price”), and five-year warrants (the “Warrants”), exercisable for $0.30 per share (the "Exercise Price"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Purchase Price, divided by the Exercise Price (the “Series B Offering”). As of the date hereof, the Company and certain accredited investors entered into Securities Purchase Agreements to purchase 2.0 million shares of Series B Preferred, and Warrants to purchase approximately 9.3 million shares of Common Stock.

      Merriman Capital, Inc. (“Merriman”) acted as placement agent for the majority of the securities issued during the Series B Offering. As consideration for its services, Merriman received: (i) cash compensation totaling $523,250; (ii) five-year warrants to purchase 1,188,200 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 346,560 shares of Common Stock for $0.30 per share. Candlewood Securities, Inc. (“Candlewood”) also acted as placement agent for a portion of the securities issued during the final closing of the Series B Offering, and received, as consideration for its services: (i) cash compensation totaling $53,550; (ii) five-year warrants to purchase 91,800 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 26,775 shares of Common Stock for $0.30 per share (together, with the warrants issued to Merriman, the “Placement Agent Warrants”).

Term Loan and Note Conversion

      On November 29, 2013, the Company executed a Loan and Security Agreement and other ancillary documents to receive a $2.0 million term loan from Avid Bank (the "Bank") (the "Term Loan"), which Term Loan will accrue interest at a rate of prime plus 2.75% and will mature on November 29, 2015. The Company's repayment of the Term Loan is secured by a continuing security interest in substantially all of the Company's assets. Proceeds from the Term Loan, together with a portion of the proceeds from the Series B Offering were used to repay certain Notes issued during the Company's Note Offering between June 2013 and October 2013, totaling approximately $2.5 million in principal and accrued interest (the "Note Repayment").

In addition to the Note Repayment, holders of the remaining Notes issued during the Note Offering agreed to cancel Notes totaling $739,706 in principal and accrued interest, in exchange for 205,476 shares of Series B Preferred and Warrants to purchase 862,995 shares of Common Stock for $0.30 per share, on substantially the same terms offered in the Series B Offering (the "Note Conversion").

Note Offering

On June 20, 2013 the Company commenced a private offering of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.3 million; and (ii) and five-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $1.10 per share (the “Warrants”) to certain accredited investors (each an “Investor” and collectively, “Investors”) (the “Offering”). The Company accepted subscription agreements from Investors resulting in the issuance of Notes in the aggregate principal amount of $2,615,000 (“Subscription Agreements”), which amount included $600,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company to such Investors. As of November 29, 2013, all Notes issued during the Offering were either paid in full as a result of the Note Repayment, or exchanged for shares of Series B Preferred and Warrants in connection with the Note Conversion.

Off-Balance Sheet Items

We had no off-balance sheet items as of February 6, 2014.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Position
Timothy Lane	64	Chairman
Louis Imbrogno	67	Director
Carl Wistreich	46	Director
Lance Leonard	47	President, Chief Executive Officer and Director
Daniel Kerker	40	Chief Financial Officer, Treasurer and Secretary
Kevin Sherman	42	Chief Marketing Officer

Directors hold office until the next annual meeting of stockholders following their election unless they resign or are removed as provided in the bylaws.  Our officers serve at the discretion of our Board of Directors.

The following is a summary of our executive officers’ and directors’ business experience.

Executive Officers

Lance Leonard, Chief Executive Officer and Director.  Mr. Leonard has 22 years of consumer product experience.  He began his career in 1990 with M&M/Mars working in the confection division holding a series of sales and management roles within the United States.  In 2000 he joined Nestle where he managed both national account teams and division sales including leading the Costco wholesale National Account team.  He was appointed Western Zone Manager for Nestle Waters in 2006 where he had responsibility for all sales and marketing in 17 western states.  In 2009 Mr. Leonard was appointed Director of Global Customers at Nestle Waters where he helped develop their go-to-market strategies in emerging markets and was responsible for managing one billion dollars in global sales.  Mr. Leonard left Nestle to become the Chief Executive Officer of True Drinks, Inc. on July 16, 2012.  He is a native of California and received his Bachelor’s degree from California State University, Fresno.

Daniel Kerker, Chief Financial Officer. Mr. Kerker is a professional with over 15 years experience in finance and accounting in both private and public entities. He spent seven years as Director of Finance at Anheuser-Busch Sales of Los Angeles, an Anheuser-Busch-owned distributor with over $200 million in annual sales, leaving in 2010.  Prior to joining True Drinks, Inc., Mr. Kerker spent two years working as interim CFO for Environmental Packaging Technologies in Houston, Texas, and Regeneca, Inc. in Irvine, California.  Mr. Kerker became Chief Financial Officer of True Drinks on March 1, 2012.  Mr. Kerker earned a Bachelors of Science in Finance from California State University, Northridge and an MBA in Finance from UCLA’s Anderson School of Management, where he was a Harold M. Williams Fellow for graduating at the top of his class and won the J. Fred Preston Award for Achievement in Finance.

Kevin Sherman, Chief Marketing Officer. Mr. Sherman has served as the Chief Marketing Officer, managing the brand development of AquaBall™ Naturally Flavored Water since he joined the Company in October 2012. Prior to joining True Drinks, Mr. Sherman was the Vice President Strategy and Network Development and President of Retail for Bazi, Inc. He was instrumental in the development of Bazi’s All-Natural formula and spearheaded the concept of all-natural energy. Prior to Bazi, Mr. Sherman served as the Senior Manager of Network Development of Product Partners LLC from May 2008 to May 2009, chief operating officer of Hand & Associates from January 2008 to May 2008, and as the director of development and principal of Holy Innocents School from August 2007 to December 2007.  Mr. Sherman also served as the principal of Saints Peter and Paul School from January 2004 to August 2007.

Board of Directors

Timothy Lane, Chairman.  Mr. Lane is well known for his accomplishments as chief executive officer of PepsiCo Restaurants International for Asia and the Middle East (KFC, Pizza Hut and Taco Bell), including directing KFC’s introduction into China where it holds the lead market position.  At PepsiCo, Mr. Lane guided the company from 250 stores generating losses to a 2,500-store network generating $2.5 billion in revenue and over $200 million in profits within six years.  He began his tenure at PepsiCo in 1981 as Director of Business Planning, quickly rising through the ranks to become president of KFC International, Asia by 1989 and chief executive officer of the company’s restaurants in Asia and the Middle East by 1994.  Mr. Lane is also Co-Founder of The Afghanistan Reconstruction Company, LLC.  In this capacity, he established the first privately owned bank in Afghanistan in partnership with Asian Development Bank and ING.  In Afghanistan, he was also responsible for: rebuilding a significant portion of the Kabul-Kandahar road for USAID; successfully completing the new US Embassy complex in Kabul; and forming a successful partnership to build, own and operate the first 4-star hotel in the region, Hyatt Regency Kabul.  Mr. Lane served as CEO and president of Holiday Inn Worldwide, a hotel group and division of Bass PLC consisting of 2,300 hotels generating $8 billion in revenue.  He began his career as a management consultant for Touche, Ross and Company before joining Masonite Corporation, where he served as general manager of its West Coast fabricating division.  He also served as assistant to the chairman at Consolidated Packaging Company.  Mr. Lane is presently managing director for Everest Advisors, a venture capital advisory firm.  Mr. Lane received a Bachelor of Science in accounting from the University of Dayton and an MBA from the University of Chicago.

The Board believes Mr. Lane’s accomplishments as Chief Executive Officer of PepsiCo Restaurants International, specifically the growth sustained during his tenure, provide the Company with invaluable leadership as we implement our business plan to expand distribution of our products.

Louis Imbrogno, Director.   Mr. Imbrogno was Senior Vice President of Worldwide Technical Operations for PepsiCo North America and PepsiCo Beverages International and was responsible for Pepsi-Cola’s worldwide beverage quality, concentrate operations, research and development and contract manufacturing.  In this global role, Mr. Imbrogno reported directly to the heads of Pepsi-Cola North America and PepsiCo Beverages International.  Mr. Imbrogno oversaw the companies’ worldwide concentrate manufacturing operations, which supply PepsiCo’s bottlers with concentrate for making beverages.  He was also responsible for the research and development organization, which drives innovation within Pepsi’s beverage portfolio and ensures product quality from raw materials to finished beverage.  In 40 years with PepsiCo, he served in a variety of field operating assignments and staff positions.  A native of New York, Mr. Imbrogno graduated from Westchester Community College and received a degree from the Wharton Executive program.

As we continue to expand manufacturing and distribution of the AquaBall™, the Board believes Mr. Imbrogno’s experience with beverage quality control during his tenure with PepsiCo Beverages International and Pepsi-Cola North America provide the Company with experience necessary to implement and maintain effective quality control procedures for our product lines.

Carl Wistreich, Director.   Mr. Wistreich, an entrepreneur, was previously the owner and chief executive of L&B Truck Services Inc., a truck dealership group providing truck service, sales and parts throughout New England.  Prior to purchasing the company, Mr. Wistreich was a Senior Vice President at C&S Wholesale Grocers, Inc., the largest distributor of food and related products to grocery stores in the U.S. with over $20 billion in sales.  During his career with C&S, Mr. Wistreich played key roles in the acquisition of several substantial companies and the negotiation of major supply agreements with retailers aggregating over $15 billion in revenue, including the acquisition of Fleming Companies and Grand Union.  In his various executive capacities at C&S, Mr. Wistreich oversaw the sales and customer relations functions, held P&L and oversight responsibility for divisions generating over $3 billion in revenue with over 2,000 employees, acted as general counsel, and oversaw the human resources department.  Prior to C&S, Mr. Wistreich was a corporate attorney with Skadden, Arps, Slate, Meagher & Flom, a major international law firm.  While at Skadden Arps, he represented various corporate clients in a wide variety of transactions, including merger transactions and tender offers, spin-offs, corporate refinancings/restructurings, equity and debt offerings, and SEC disclosure.  Additionally, Mr. Wistreich presently serves on the advisory board of directors of BI-LO Holding, LLC and AFN, Inc. Mr. Wistreich holds a J.D. degree from New York Law School, graduating magna cum laude, and a B.A. from Colgate University.

The Board believes Mr. Wistreich’s corporate transactional experience allow him to provide the Company with valuable guidance as we implement our business plan and build a long-term capital structure.

Lance Leonard, Chief Executive Officer and Director. See above.

The Board believes Mr. Leonard’s extensive experience in the food and beverage industry, particularly his experience with organizational design, allow him to uniquely contribute to the Company’s short-term and long-term business plan.

 There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or nominee during the past ten years.

Attendance at Meetings

The Board held two meetings, and acted three times by unanimous written consent during the year ended December 31, 2013.  Each director attended all meetings of the Board in 2013.  We have no formal policy with respect to the attendance of Board members at annual meetings of shareholders but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

Board Charters

The Board has adopted a charter with respect to its governance, which includes consideration of director nominees.

Section 16(a) Beneficial Ownership Reporting Compliances

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  The Company believes that during the year ended December 31, 2013 , each person who was an officer, director and beneficial owner of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements.

Code of Ethics

      We have adopted a Code of Ethics that applies to all of our directors, officers and employees, which is filed as an exhibit to this Prospectus .

EXECUTIVE COMPENSATION

      The following table sets forth information with respect to compensation earned by the Company’s Chief Executive Officer and the Chief Financial Officer.  There was not any other executive officer who served in 2013 and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Lance Leonard, Chief Executive Officer, Director	2013	$250,000	$-	$-	$112,250	$-	$-	$362,250
	2012	$114,583	$-	$-	$51,448	$-	$-	$166,031

Daniel Kerker, Chief Financial Officer	2013	$180,000	$10,000	$-	$39,375	$-	$-	$229,375
	2012	$135,010	$-	$-	$32,813	$-	$-	$167,823

Kevin Sherman, Chief Marketing Officer (2)	2013	$132,500	$-	$-	$42,385	$-	$-	$174,885
	2012	$31,500	$-	$-	$9,350	$-	$-	$40,850

(1)
The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option grant.  The use of a valuation model requires the company to make certain assumptions with respect to selected model inputs.  Expected volatility was calculated based on the historical volatility of the company’s stock price.  In the future the average expected life will be based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior.  Currently it is based on the simplified approach provided by SAB 107.  The risk-free interest rate is based on U.S.  Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant.  The following were the factors used in the Black Sholes Model to calculate the compensation expense:

For the year ended December 31, 2013
Stock price volatility	75%
Risk-free rate of return	0.65%
Annual dividend yield	-
Expected life	2.5 Years

(2)	Mr. Sherman was appointed Chief Marketing Officer of Company in October 2012.

Stock Option Grants

       In 2012, we issued the options listed below to the Named Executive Officers .  There were no stock options exercised in 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/ Sh)
Lance Leonard	-	-	$-
Daniel Kerker	-	-	$-
Kevin Sherman	7/1/2013	245,739	$1.10

Employment Agreements

Effective July 15, 2012, the Company appointed Lance Leonard as its Chief Executive Officer and Daniel Kerker as its Chief Financial Officer.  Mr. Leonard is employed as the Chief Executive Officer of True Drinks, Inc., our wholly owned subsidiary.  The Company assumed the Employment Agreement that True Drinks entered into with Mr. Leonard on July 16, 2012 (the “Leonard Agreement”) effective October 15, 2012.  The term of the Leonard Agreement is for a period of three years, which shall extend automatically for successive one-year periods unless either party terminates the Leonard Agreement.  Mr. Leonard shall receive a base salary in an annual amount of $250,000 and shall be eligible to receive annual bonuses, which, subject to certain conditions, shall be (a) $75,000 for the first year, (b) $125,000 for the second year and (c) $175,000 for the third year of Mr. Leonard’s employment.  Mr. Leonard shall also be entitled to earn stock option compensation equal to a total of 122,869,500 shares of the Company’s Common Stock over the term of the agreement.  Mr. Leonard’s employment may be terminated during the nine month period following the effective date of the Leonard Agreement at any time, in the sole discretion of the Company, and may thereafter be terminated for “Performance Cause”, if the Company consistently fails to meet reasonable performance expectations, or for “Cause”, if Mr. Leonard (a) is convicted of any fraud or embezzlement, (b) commits acts of dishonesty, gross negligence or willful misconduct or (c) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company.  If the Company terminates Mr. Leonard’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to one year of Mr. Leonard’s base salary, and, if the Leonard Agreement is terminated within nine months of its effective date, Mr. Leonard’s base salary for the remainder of such nine month period.

Mr. Kerker is employed as the Chief Financial Officer of True Drinks.  The Company assumed the Employment Agreement that True Drinks entered into with Mr. Kerker on March 1, 2012 (the “Kerker Agreement”) effective October 15, 2012.  The term of the Kerker Agreement is for a period of three years, which shall extend automatically for successive one-year periods unless the Kerker Agreement is terminated by either party.  Mr. Kerker shall receive a base salary of $12,500 per month until the earlier of September 1, 2012 or the Company achieving $1,000,000 in monthly gross sales, in which case the base salary shall be increased (a) to $15,000 per month, or (b) if the Company achieves $2,000,000 in monthly gross sales, to $16,250 per month.  Mr. Kerker shall also receive an annual bonus as approved by the Board and shall be entitled to earn stock option compensation to acquire a total of 43,004,325 shares of the Company’s Common Stock over the term of the agreement.  Mr. Kerker’s employment may be terminated for “Cause”, if Mr. Kerker (a) is convicted of any fraud or embezzlement, (b) after written notice, willfully breaches or habitually neglects his duties and responsibilities, (c) commits acts of dishonesty, gross negligence or willful misconduct or (d) violates any law or regulation relating to the business operations of the Company that may have a material adverse effect on the Company.  If the Company terminates Mr. Kerker’s employment for reasons other than for Cause, the Company shall pay a severance in an amount equal to six months of Mr. Kerker’s base salary.

Other than as set forth above, there are no arrangements or understandings between our executive officers and any other person pursuant to which they were appointed as officers.  Neither of the Incoming Officers has a family relationship that is required to be disclosed under Item 401(d) of Regulation S-K.

Director Compensation

Pursuant to the Company’s Director Compensation Plan, non-employee directors (“Outside Directors”) shall receive (a) a $30,000 annual cash retainer, payable in equal quarterly installments, (b) additional committee retainers as determined by the Board and (c) reimbursement for expenses related to Board meeting attendance and committee participation.  The Chairman of the Board also receives an additional $20,000 annual retainer. Directors that are also employees of the Company do not receive additional compensation for serving on the Board.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended December 31, 2013:

Name	Fees earned or Paid in Cash ($)		Option Awards ($)	Stock Awards ($)	Total ($)
Timothy Lane	$50,000	(1)	$-	$-	$50,000
Carl Wistreich	$30,000	(2)	$-	$-	$30,000
Lou Imbrogno	$30,000	(3)	$-	$-	$30,000

(1)
Mr. Lane received cash totaling $12,500 in 2013. Additionally, Mr. Lane elected to receive shares of Series B Preferred and Warrants on terms substantially similar to the Series B Offering in lieu of $25,000 of earned fees. The remaining amount was unpaid as of December 31, 2013.

(2)
Mr. Wistreich received cash totaling $7,500 in 2013. Additionally, Mr. Wistreich elected to convert $15,000 worth of accrued fees into Common Stock at a price of $1.10 per share in July 2013. Additionally, Mr. Wistreich elected to receive shares of Series B Preferred and Warrants on terms substantially similar to the Series B Offering in lieu of $25,000 of earned fees. The remaining amount was unpaid as of December 31, 2013.

(3)
Mr. Imbrogno received cash totaling $7,500 in 2013. Additionally, Mr. Imbrogno elected to receive shares of Series B Preferred and Warrants on terms substantially similar to the Series B Offering in lieu of $25,000 of earned fees. The remaining amount was unpaid as of December 31, 2013.

Outstanding Equity Awards as of December 31, 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)
Lance Leonard	-	307,174	921,522	$0.6104	7/14/2015
Daniel Kerker	-	184,305	245,740	$0.6104	2/28/2015
Kevin Sherman	-	61,435	368,609	$1.0169	8/31/2015
Tim Lane	-	409,565	327,217	$0.6104	8/28/2015
Louis Imbrogno	-	204,783	163,826	$0.6104	8/28/2015
Carl Wistreich	-	204,783	163,826	$0.6104	8/28/2015

(1)
Each option vests annually in one-third increments, and the option to purchase vested shares expires three years from the date of vesting. The expiration dates listed herein reflect the earliest of these expiration dates.

Equity Compensation Plan Information

2013 Stock Incentive Plan. The 2013 Stock Incentive Plan (the “2013 Plan”) was adopted by the Company’s Board of Directors on December 31, 2013. The 2013 Plan reserves for issuance 20.0 million shares of Common Stock for issuance to all employees (including, without limitation, officers and directors who are also employees) of the Company or any subsidiary of the Company (each a “Subsidiary”), any non-employee director, consultants and independent contractors of the Company or any Subsidiary, and any joint venture partners (including, without limitation, officers, directors and partners thereof) of the Company or any Subsidiary. The Compensation Committee of the Board of Directors administers the 2013 Plan, and may, in its sole discretion, issue awards in the form of: (i) stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) stock options that do not qualify as incentive stock options, or (iii) awards of shares that are subject to certain restrictions specified in the 2013 Plan.

No issuances were made under the 2013 Plan during the year ended December 31, 2013.

Stock Option Exercises and Stock Vested

There were no options exercised by the Named Executive Officers or Directors during the year ended December 31, 2013 .

Post-Employment Compensation, Pension Benefits, Nonqualified Deferred Compensation

There were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the Named Executive Officers during the year ended December 31, 2013 .

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 11, 2012, the Company loaned Environmental Packaging Technologies, Inc. (“EPT”) the sum of $150,000 in exchange for a 50-day promissory note.  The promissory note accrues interest at ten percent (10%) per annum and included a ten percent (10%) of principal fee payable to the Company.  The Company sent EPT a notice of default on October 18, 2012 demanding payment of the original principal amount of $150,000, accrued interest of $6,575 and the ten percent fee in the amount of $15,000.  The Company’s former chairman and current investor is the chairman of EPT. The Company received payment of all outstanding principal, fees and interest in August 2013.

Our Board of Directors approved this arrangement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

    As of February 6, 2014, we had two classes of voting stock outstanding: (i) Common Stock; and (ii) the Series B Preferred. The following tables sets forth information regarding shares of Series B Preferred and Common Stock beneficially owned as of February 6, 2014 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series B Preferred and Common Stock.  Percent ownership is calculated based on 2,485,100 shares of Series B Preferred and 27,885,587 shares of Common Stock outstanding at February 6, 2014 .

Beneficial Ownership of Series B Preferred

Name and Address (1)	Series B Convertible Preferred Stock(2)(3)	% Ownership
		of Class (4)
Timothy Lane	6,250	*
Carl Wistreich	21,004	*
Lou Imbrogno	7,500	*
Total Officers and Directors (1)	34,754	1.9%

Wolverine Flagship Fund Trading Limited	300,000	12.1%
Falcon Fund, Ltd.	125,000	5.0%
First Bank & Trust as custodian of Ronald L. Chez IRA	375,000	15.1%
V3 Capital Partners LLC	150,000	6.0%
Iroquois Master Fund Ltd.	125,000	5.0%
Diker Micro Cap LP Fund	125,000	5.0%
Wolfson Equities, LLC	187,500	7.5%

*	Less than 1%.
(1)
Each of the Company’s officers was excluded from this table, as none of our officers hold shares of Series B Preferred. Unless otherwise indicated, the address for each stockholder is 18552 MacArthur Blvd., Suite 325, Irvine, CA 92612.

(2)
Subject to the limitations in the Certificate of Designation, each share of Series B Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of February 6, 2014, the Conversion Price was $0.25.

(3)
Pursuant to the Certificate of Designation, shares of Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however,that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

(4)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Beneficial Ownership of Common Stock

Name, Address and Title (if applicable) (1)	Number of Shares (1)	% Ownership of Class (2)
Lance Leonard (3)	340,359	1.2%
President, Chief Executive Officer and Director

Daniel Kerker (4)	307,175	1.1%
Chief Financial Officer, Treasurer and Secretary

Kevin Sherman (5)	198,348	*
Chief Marketing Officer

Timothy Lane (6)	543,732	1.9%
Chairman

Carl Wistreich (7)	646,621	2.3%
Director

Lou Imbrogno (8)	393,769	1.4%
Director

Total officers and directors (9)	2,430,004	8.1%

MKM Opportunity Master Fund, Ltd	3,673,799	13.2%
28 West 44th Street, 16th Floor
New York, NY 10036

Red Square Fund One SPC	3,751,616	13.5%
c/o NWT Fund Adminstrators Limited
Rue de la Pelisserie 16,
PO Box 3501
1211 Geneva 3, Switzerland

Joseph D. Kowal	2,529,998	9.1%
4282 Skylark St.
Irvine, CA 92604

Wolverine Flagship Fund Trading Limited (10)(11)	6,200,000	9.9%
175 W. Jackson Blvd., Suite 200
Chicago, Illinois 60604

Falcon Fund, Ltd. (12)	2,583,334	8.5%
5956 Sherry Lane, Suite 1810
Dallas, Texas 75225

First Bank & Trust as custodian of Ronald L. Chez IRA (11)(13)	8,783,335	9.9%
820 Church Street
Evanston Illinois, 60201

V3 Capital Partners LLC (11)(14)	3,177,501	9.9%
641 Lexington Ave., 26th Floor
New York, NY 10022

Iroquois Master Fund Ltd. (15)	2,583,333	8.5%
641 Lexington Ave., 26th Floor
New York, NY 10022

Diker Micro Cap LP Fund (16)	2,583,333	8.5%
730 5th Ave 15th Floor
New York, NY 10009

Lacuna Hedge Fund LLLP (17)	1,651,805	5.6%
1100 Spruce Street
Bolder, CO 80302

Wolfson Equities, LLC (18)	3,875,000	13.5%
1 State Street Plaza, 29th Floor
New York, NY 10004

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of February 6, 2014.

(2)
Percentages are rounded to nearest one-tenth of one percent.  Percentages are based on 27,885,587 shares of Common Stock outstanding.  Options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)	Comprised of 33,185 shares held of record and 307,174 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(4)	Comprised of 307,175 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(5)	Comprised of 55,000 shares held of record and 143,348 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(6)
Comprised of 5,000 shares held of record, and 409,565 shares issuable pursuant to options, 100,000 shares issuable upon conversion of 6,250 shares of Series B Preferred and 29,167 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(7)
Comprised of 18,637 shares held of record, and 204,783 shares issuable pursuant to options, 336,064 shares issuable upon conversion of 21,004 shares of Series B Preferred and 87,137 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(8)
Comprised of 33,986 shares held of record, and 204,783 shares issuable pursuant to options, 120,000 shares issuable upon conversion of 7,500 shares of Series B Preferred and 35,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(9)
Comprised of 145,808 shares held of record, and 1,576,828 shares issuable pursuant to options, 556,064 shares issuable upon conversion of 34,754 shares of Series B Preferred and 151,304 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(10)
Comprised of 4,800,000 shares issuable upon conversion of 300,000 shares of Series B Preferred and 1,400,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(11)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however, that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

Although the percentage ownership for each stockholder reflects the limitations in the Certificate of Designation, the securities reported in this table show the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by each stockholder.  Therefore, the actual number of shares of Common Stock beneficially owned by each stockholder, after giving effect to the limitations in the Certificate of Designation, is less than the number of securities reported herein.

(12)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(13)
Comprised of 6,800,000 shares issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(14)
Comprised of 2,460,000 shares issuable upon conversion of 153,750 shares of Series B Preferred and 717,501 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(15)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(16)
Comprised of 2,000,000 shares issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(17)
Comprised of 1,299,120 shares issuable upon conversion of 81,195 shares of Series B Preferred and 352,685 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

(18)
Comprised of 3,000,000 shares issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable pursuant to warrants, each of which are presently exercisable or which become exercisable within 60 days of February 6, 2014.

DESCRIPTION OF SECURITIES TO BE REGISTERED

On November 22, 2013, we filed the Certificate of Designation with the Nevada Secretary of State, designating 2.75 million shares of the Company's Preferred Stock as Series B Preferred. Each share of Series B Preferred has a stated value of $4.00 per share (“Stated Value”), and accrues annual dividends equal to 5% of the Stated Value, payable by the Company in quarterly installments, in either cash or shares of Common Stock. Pursuant to certain terms and conditions in the Certificate of Designation, but not before the filing of an amendment with the Nevada Secretary of State to increase the Company’s authorized Common Stock from 40.0 million to 120.0 million, each share of Series B Preferred is convertible, at the option of the holder, into that number of shares of Common Stock equal to the Stated Value, divided by $0.25 per share (the “Conversion Shares”). The Company also has the option to require the conversion of the Series B Preferred into Conversion Shares in the event: (i) there are sufficient authorized shares of Common Stock reserved as Conversion Shares; (ii) the Conversion Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Conversion Shares are freely tradable, without restriction, under Rule 144 of the Securities Act; (iii) the daily trading volume of the Company's Common Stock, divided by the closing price, equals at least $250,000 for 20 consecutive trading days; and (iv) the average closing price of the Company's Common Stock is at least $0.62 per share for 10 consecutive trading days.

   On November 25, 2013, the Company commenced a private offering of up to 2.0 million shares of Series B Preferred for $4.00 per share (“ Purchase Price”), and five-year warrants (the “Warrants”), exercisable for $0.30 per share (the "Exercise Price"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Purchase Price, divided by the Exercise Price (the “Series B Offering”). As of the date hereof, the Company and certain accredited investors entered into Securities Purchase Agreements to purchase approximately 2.0 million shares of Series B Preferred, and Warrants to purchase approximately 9.3 million shares of Common Stock.

       Merriman Capital, Inc. (“Merriman”) acted as placement agent for the majority of the securities issued during the Series B Offering. As consideration for its services, Merriman received: (i) cash compensation totaling $523,250; (ii) five-year warrants to purchase 1,188,200 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 346,560 shares of Common Stock for $0.30 per share. Candlewood Securities, Inc. (“Candlewood”) also acted as placement agent for a portion of the securities issued during the final closing of the Series B Offering, and received, as consideration for its services: (i) cash compensation totaling $53,550; (ii) five-year warrants to purchase 91,800 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 26,775 shares of Common Stock for $0.30 per share (together, with the warrants issued to Merriman, the “Placement Agent Warrants”).

       In connection with the Series B Offering, certain holders (the “Note Holders”) of our outstanding convertible debt agreed to cancel such debt, totaling $739,706 in principal and accrued interest, in exchange for 205,476 Shares and Warrants to purchase 862,995 shares of Common Stock for $0.30 per share (the “Note Conversion”).

This Registration Statement registers for resale shares of Common Stock issuable as Conversion Shares, issuable upon conversion of the shares of Series B Preferred, Warrant Shares issuable upon exercise of the Warrants issued to Investors and Note Holders in connection with the Series B Offering and Note Conversion and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants.

 Transfer Agent

Our Transfer Agent and Registrar for our Common Stock is Corporate Stock Transfer located in Denver, Colorado.

SELLING STOCKHOLDERS

The Company, each of the Investors participating in the Series B Offering and the Note Holders participating in the Note Conversion signed a registration rights agreement (the “Registration Rights Agreement”), wherein we agreed to register the Warrant Shares issuable upon exercise of the Warrants, and the Conversion Shares issuable upon conversion of the shares of Series B Preferred (collectively, the “Registrable Securities”), under the Securities Act. Accordingly, we filed a Registration Statement on Form S-1, of which this prospectus forms a part, with respect to the resale of the Registrable Securities from time to time. In addition, we agreed in the Registration Rights Agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by March 25, 2014, and to use our best efforts to keep the registration statement effective until the Registrable Securities are sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We filed a Registration Statement on Form S-1 with the SEC, of which this prospectus forms a part, with respect to the resale of the Registrable Securities from time to time under Rule 415 of the Securities Act. The Registrable Securities were registered to permit secondary public trading thereof. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer the Registrable Securities for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of any Registrable  Securities held in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” below for more information.

The table below presents information as of February 6, 2014, regarding the Selling Stockholders and the Registrable Securities the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

●
the number of shares of our Common Stock beneficially owned by each Selling Stockholders prior to the offering for resale of any of the shares of our Common Stock being registered by the registration statement of which this prospectus is a part;

●	the number of shares of our Common Stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

●
the number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of Common Stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all Registrable Securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of the Registrable Securities, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the Registrable Securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 27,885,587 shares of our Common Stock issued and outstanding on February 6, 2014. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC.

	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering

Name of Selling Security Holder (1)			Number	Percent*
Wolverine Flagship Fund Trading Limited (2)(3)	-	6,200,000	-	**
Falcon Fund, Ltd. (4)	-	2,583,334	-	**
Athena S. Marks (5)	-	1,162,501	-	**
First Bank & Trust as custodian of Ronald L. Chez IRA (3)(6)	-	8,783,335	-	**
V3 Capital Partners LLC (3)(7)	-	3,177,501	-	**
Scot Jason Cohen Foundation (8)	-	258,334	-	**
American Capital Management LLC (9)	-	775,000	-	**
Iroquois Master Fund Ltd. (10)	-	2,583,334	-	**
Kensington Trust (11)	-	258,334	-	**
Merav Abbe Irrevocable Trust (12)	-	258,334	-	**
D. Jonathan Merriman Trust (13)(14)	-	775,000	-	**
Carl Frankson (15)	15,000	206,667	15,000	**
Diker Micro Cap LP Fund (16)	-	2,583,334	-	**
Max Communications, Inc. (17)	101,439	516,667	101,439	**
Eric Chez (18)	-	258,334	-	**
Lacuna Hedge Fund LLLP (19)	-	1,651,805	-	**
Fortis Business Holdings LLC (20)	-	1,291,667	-	**
Jonathan D. Shane (21)	161,481	206,667	161,481	**
The Hewlett Fund, LP (22)	-	645,834	-	**
The Fred R. Gumbinner Living Trust (23)	17,045	85,850	17,045	**
Frederick Daniel Gabel (24)	-	280,558	-	**
Joe Kolling (25)	-	1,122,230	-	**
Matt Kolling (26)	-	280,558	-	**
Paul Schneider (27)	40,000	144,430	40,000	**
Persephone Capital Partners, LLC (28)	-	305,724	-	**
Lincoln Park Capital Fund, LLC (29)	10,000	567,578	10,000	**
Steven Lefkowitz (30)	-	228,804	-	**
Arapaho Foundation LLC (31)	-	389,779	-	**
Empire Group Limited (32)	-	775,000	-	**
UGC 2003, Inc. (33)	-	1,291,667	-	**
MAZ Partners, LP (34)	-	516,667	-	**
London Family Trust (35)	-	516,667	-	**
GRQ Consultants, Inc. 401K (36)	-	516,667	-	**
Wolfson Equities LLC (37)	-	3,875,000	-	**
Joseph Reda (38)	-	155,000	-	**
Gellar Living Trust U/D/T dated July 26, 2002 (39)	-	516,667	-	**
Stone Harbor Retirement Fund (40)	-	150,554	-	**
Daybreak Capital (41)	-	250,000	-	**
Candlewood Securities, Inc. (42)(43)	-	161,962	-	**
Merriman Capital, Inc. (44)(45)	-	1,534,760	-	**

*	Beneficial ownership assumes the exercise of any warrant shares held by the Selling Stockholder.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
Includes 4,800,000 shares of Common Stock issuable upon conversion of 300,000 shares of Series B Preferred and 1,400,000 shares issuable upon exercise of Warrants. Wolverine Asset Management, LLC (‘WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings and WAM disclaims beneficial ownership of the shares held by the Fund.

(3)
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 9.99% of the Company’s outstanding Common Stock after such conversion. The Certificate of Designation also entitles each share of Series B Preferred to vote, on an as converted basis, along with the Common Stock; provided, however,that the Series B Preferred may not be voted to the extent that the holder and its affiliates would control more than 9.99% of the Company’s voting power.

Although the percentage ownership for each stockholder reflects the limitations in the Certificate of Designation, the securities reported in this table show the number of shares of Common Stock that would be issuable upon full conversion of the Series B Preferred and full exercise of warrants held by each stockholder.  Therefore, the actual number of shares of Common Stock beneficially owned by each stockholder, after giving effect to the limitations in the Certificate of Designation, is less than the number of securities reported herein.

(4)
Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants. Houston Hall of Falcon Fund, Ltd. has voting and/or dispositive power over these shares.

(5)	Includes 900,000 shares of Common Stock issuable upon conversion of 56,250 shares of Series B Preferred and 262,501 shares issuable upon exercise of Warrants.
(6)
Includes 6,800,000 shares of Common Stock issuable upon conversion of 425,000 shares of Series B Preferred and 1,983,335 shares issuable upon exercise of Warrants. Ronald L. Chez, trustee of the Ronald L. Chez IRA, has voting and/or dispositive power over these shares.

(7)
Includes 2,460,000 shares of Common Stock issuable upon conversion of 153,750 shares of Series B Preferred and 717,501 shares issuable upon exercise of Warrants. Scot Cohen of V3 Capital Partners LLC has voting and/or dispositive power over these shares.

(8)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Scot Cohen of the Scot Jason Cohen Foundation has voting and/or dispositive power over these shares.

(9)	Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants.
(10)	Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants.
(11)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Leo Abbe, trustee of the Kensington Trust, has voting and/or dispositive power over these shares.

(12)
Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants. Leo Abbe, trustee of the Merav Abbe Irrevocable Trust, has voting and/or dispositive power over these shares.

(13)
Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants. D. Jonathan Merriman, trustee of the D. Jonathan Merriman Trust, has voting and/or dispositive power over these shares.

(14)
Mr. Merriman has advised the Company that he is affiliated with a broker-dealer, Merriman Capital, Inc., and that the securities were received solely as an investment and not with a view to or for resale or distribution.

(15)
Shares owned prior to the Offering consist of 15,000 shares of Common Stock. Shares registered herein include 160,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred and 46,667 shares issuable upon exercise of Warrants.

(16)
Includes 2,000,000 shares of Common Stock issuable upon conversion of 125,000 shares of Series B Preferred and 583,334 shares issuable upon exercise of Warrants. Mark Diker of Diker Micro Cap LP Fund has voting and/or dispositive power over these shares.

(17)
Shares owned prior to the Offering consist of 101,439 shares of Common Stock. Shares registered herein include 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Richard Molinsky of Max Communications, Inc., has voting and/or dispositive power over these shares.

(18)	Includes 200,000 shares of Common Stock issuable upon conversion of 12,500 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(19)	Includes 1,299,120 shares of Common Stock issuable upon conversion of 81,195 shares of Series B Preferred and 352,685 shares issuable upon exercise of Warrants.
(20)
Includes 1,000,000 shares of Common Stock issuable upon conversion of 62,500 shares of Series B Preferred and 291,667 shares issuable upon exercise of Warrants. Sarah Rosenfeld of Fortis Business Holdings LLC, has voting and/or dispositive power over these shares.

(21)
Shares owned prior to the offering consist of 161,481 shares of Common Stock. Shares registered herein include 160,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred and 46,667 shares issuable upon exercise of Warrants.

(22)	Includes 500,000 shares of Common Stock issuable upon conversion of 31,250 shares of Series B Preferred and 145,384 shares issuable upon exercise of Warrants.
(23)
Shares owned prior to the Offering consist of warrants to purchase 17,045 shares of the Company’s Common Stock. Shares registered herein include 68,000 shares of Common Stock issuable upon conversion of 4,250 shares of Series B Preferred and 17,850 shares issuable upon exercise of Warrants. Fred Gumbinner, trustee of the Fred R. Gumbinner Living Trust, has voting and/or dispositive power over these shares.

(24)	Includes 222,224 shares of Common Stock issuable upon conversion of 13,889 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(25)	Includes 888,896 shares of Common Stock issuable upon conversion of 55,556 shares of Series B Preferred and 233,334 shares issuable upon exercise of Warrants.
(26)	Includes 222,224 shares of Common Stock issuable upon conversion of 13,889 shares of Series B Preferred and 58,334 shares issuable upon exercise of Warrants.
(27)
Shares owned prior to the offering consist of 40,000 shares of Common Stock. Shares registered herein include 114,400 shares of Common Stock issuable upon conversion of 7,150 shares of Series B Preferred and 30,030 shares issuable upon exercise of Warrants.

(28)
Includes 242,160 shares of Common Stock issuable upon conversion of 15,135 shares of Series B Preferred and 63,564 shares issuable upon exercise of Warrants. Jay Lifton, Chief Executive Officer and Managing Partner of Persephone Capital Partners, LLC, has voting and/or dispositive power over these shares.

(29)
Shares owned prior to the Offering consist of warrants to purchase 78,182 shares of the Company’s Common Stock. Shares registered herein include 449,568 shares of Common Stock issuable upon conversion of 28,098 shares of Series B Preferred and 118,010 shares issuable upon exercise of Warrants. Joshua Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund. Messrs. Scheinfeld and Cope have shared voting and investment power over the shares being offered. Lincoln Park Capital is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(30)	Includes 181,232 shares of Common Stock issuable upon conversion of 11,327 shares of Series B Preferred and 47,572 shares issuable upon exercise of Warrants.
(31)	Includes 308,736 shares of Common Stock issuable upon conversion of 19,296 shares of Series B Preferred and 81,043 shares issuable upon exercise of Warrants.

(32)	Includes 600,000 shares of Common Stock issuable upon conversion of 37,500 shares of Series B Preferred and 175,000 shares issuable upon exercise of Warrants.
(33)
Includes 1,000,000 shares of Common Stock issuable upon conversion of 62,500 shares of Series B Preferred and 291,667 shares issuable upon exercise of Warrants. Neo Wei Ming, Director of UGC 2003, Inc., has voting and/or dispositive power over these shares.

(34)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Walter Schenker, Principle of MAZ Partners, LP, has voting and/or dispositive power over these shares.

(35)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Robert S. London, Trustee of the London Family Trust, has voting and/or dispositive power over these shares.

(36)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Barry Honig, Trustee of GRQ Consultants, Inc. 401K, has voting and/or dispositive power over these shares.

(37)
Includes 3,000,000 shares of Common Stock issuable upon conversion of 187,500 shares of Series B Preferred and 875,000 shares issuable upon exercise of Warrants. Aaron Wolfson, Managing Member of Wolfson Equities, LLC, has voting and/or dispositive power over these shares.

(38)	Includes 120,000 shares of Common Stock issuable upon conversion of 7,500 shares of Series B Preferred and 35,000 shares issuable upon exercise of Warrants.
(39)
Includes 400,000 shares of Common Stock issuable upon conversion of 25,000 shares of Series B Preferred and 116,667 shares issuable upon exercise of Warrants. Marshall S. Geller, Co-Trustee of the Geller Living Trust U/D/T dated July 26, 2002, has voting and/or dispositive power over these shares.

(40)	Includes 116,560 shares of Common Stock issuable upon conversion of 7,285 shares of Series B Preferred and 33,994 shares issuable upon exercise of Warrants.
(41)	All 250,000 shares issuable upon exercise of Warrants.
(42)	All 161,962 shares issuable upon exercise of Warrants. Glenn C. Pollack, Manager of Candlewood Securities, Inc., has voting and/or dispositive power over these shares.
(43)	Warrants received as part of the sales commission paid to Candlewood Securities for its services as placement agent for select investors in the Series B Offering.
(44)	All 1,534,760 shares issuable upon exercise of Warrants. D. Jonathan Merriman of Merriman Capital, Inc., has voting and/or dispositive power over these shares.
(45)	Warrants received as part of the sales commission paid to Merriman Capital, Inc. for its services as placement agent for select investors in the Series B Offering.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDERS

None of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

●	on any national securities exchange, market or quotation service on which our Common Stock may be listed or quoted at the time of sale;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	in put or call option transactions;

●	in transactions involving short sales through broker-dealers;

●	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in transactions that may involve crosses or block transactions;

●	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	in any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements as of December 31, 2012, and for the year then ended included in this prospectus and elsewhere in the registration statement have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Disclosure Law Group, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to us and the shares of our Common Stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
True Drinks, Inc. (formerly known as Bazi International, Inc.)
Irvine, California

We have audited the accompanying consolidated balance sheet of True Drinks, Inc. as of December 31, 2012 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of True Drinks, Inc. as of December 31, 2012 and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of and for the year ended December 31, 2012, the Company incurred a loss from operations of approximately $3.1 million, has negative working capital of approximately $827,000, and an accumulated deficit of approximately $3.1 million.  A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

April 5, 2013

Newport Beach, California

TRUE DRINKS, INC.
CONSOLIDATED BALANCE SHEET
As of December 31, 2012

ASSETS

Current Assets
Cash	$4,449
Accounts receivable, net	130,909
Inventory	832,874
Prepaid expenses and other current assets	268,716
Total current assets	1,236,948

Restricted Cash	81,270
Property and Equipment, net	25,399
Patents, net	1,494,118
Trademarks, net	98,516
Goodwill	3,474,502
Other Assets	3,948

Total assets	$6,414,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$1,292,147
Convertible notes payable	772,000
Total liabilities	2,064,147

Commitments and Contingencies (Note 8)

Stockholders' Equity
Common Stock	1,337
Preferred Stock (liquidation preference of $10 per share)	1,545
Additional Paid in Capital	7,467,015
Accumulated Deficit	(3,119,343)

Total stockholders' equity	4,350,554

Total Liabilities and Stockholders' Equity	$6,414,701

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2012

Net Sales	$1,021,908

Cost of Sales	749,529

Gross Profit	272,379

Operating Expenses
Selling and marketing	692,242
General and administrative	2,580,985
Total operating expenses	3,273,227

Operating Loss	(3,000,848)

Other Income (Expense)
Interest expense	(119,942)
Other income	1,447
(118,495)

Net Loss	$(3,119,343)

Net loss per common share
Basic and diluted net loss per share	$(0.14)

Weighted average common shares
outstanding, basic and diluted (1)	22,757,712

The accompanying notes are an integral part of these financial statements.

(1)   The weighted average common shares outstanding number was calculated based on as-converted to common stock figures for the preferred stock that was granted to shareholders of True Drinks, Inc. upon the merger with Bazi Intl. on October 15, 2012. The 100 for 1 reverse stock split executed on January 18, 2013 was retrospectively reflected in weighted average common shares outstanding.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENT OF
SHAREHOLDERS’ EQUITY
For the Year Ended December 31, 2012

	Common Stock		Preferred Stock		Additional Paid-In	Retained Earnings	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Accumulated Deficit)	Equity
Balance at inception - January 19, 2012	-	$-	-	$-	$-	$-	$-
Issuance of common stock to founders	854,500	855	-	-	-	-	855
Issuance of common stock for services	30,000	30	-	-	167,520	-	167,550
Issuance of common stock for cash	367,375	367	-	-	3,374,615	-	3,374,982
Issuance of common stock for GT Beverage Company, LLC	292,690	293	-	-	2,926,607	-	2,926,900
Balance at October 15, 2012	1,544,565	1,545	-	-	6,468,742	-	6,470,287
Effect of Reverse Merger and reverse stock split	1,192,335	1,192	-	-	726,613	-	727,805
Conversion of common stock to preferred stock related to reverse merger	(1,544,565)	(1,545)	1,544,565	1,545	-	-	-
Issuance of common stock related to debt financing	145,000	145	-	-	108,605	-	108,750
Stock-based compensation	-	-	-	-	163,055	-	163,055
Net Loss	-	-	-	-	-	(3,119,343)	(3,119,343)
Balance – December 31, 2012	1,337,335	$1,337	1,544,565	$1,545	$7,467,015	$(3,119,343)	$4,350,554

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,119,343)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	8,668
Amortization	114,215
Provision for bad debt expense	54,396
Stock issued to founders	855
Fair value of stock issued for services	276,300
Stock based compensation	163,055
Changes in operating assets and liabilities:
Accounts receivable	(185,305)
Inventory	(785,874)
Prepaid expenses and other current assets	(268,716)
Other assets	(3,948)
Accounts payable and accrued expenses	(306,692)
Net cash used in operating activities	(4,052,389)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(81,270)
Purchase of property and equipment	(7,671)
Purchase of trademarks	(6,849)
Net cash used in investing activities	(95,790)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	3,374,982
Proceeds from notes payable	772,000
Net cash provided by financing activities	4,146,982

CASH OF ACQUIRED COMPANY	5,646

NET INCREASE IN CASH	4,449

CASH – beginning of year	-

CASH – end of year	$4,449

The accompanying notes are an integral part of these financial statements.

TRUE DRINKS HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Overview

True Drinks, Inc. (the "Company", "us", "True Drinks" or "we") was formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks.  Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles.  We distribute AquaBall nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online.  We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

       The period from January 19, 2012 through December 31, 2012 is referred to as the year ended December 31, 2012 throughout these consolidated financial statements and notes thereto.

       On June 7, 2012, True Drinks, Inc., Bazi Acquisition Sub Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Bazi International, Inc., and Bazi International, Inc. entered into an agreement and tax-free plan of merger (the “Merger Agreement”), wherein Merger Sub merged with and into the Company and True Drinks continued as the surviving corporation (the "Merger").  As a result of the Merger, True Drinks became a wholly-owned subsidiary of the Company.  The Merger closed on October 15, 2012 (the “Closing Date”).  As a result of Merger, True Drinks, Inc.’s former shareholders owned approximately 95.5% of the combined post-Merger entity via voting convertible preferred stock issued as part of the merger, on an as-converted basis (See Recent Developments below).  The Company subsequently changed its name from “Bazi International, Inc.” to “True Drinks, Inc.”  The Merger was accounted for as a public company “reverse merger,” and, as such, the consolidated financial statements reported herein reflect the operations of True Drinks, Inc. within the capital structure of Bazi International, Inc.

True Drinks, Inc. was formerly named GT Beverage Company, Inc., which was formed in January 2012 and acquired GT Beverage Company, LLC on March 31, 2012 in a business combination primarily to acquire the spherical bottle patent held by GT Beverage Company, LLC.  Subsequently as discussed above, GT Beverage Company, Inc. entered into a public company reverse merger with Bazi International, Inc. accounted for as a business combination, since Bazi International, Inc. was not a public shell as defined by rules of the Securities and Exchange Commission.  GT Beverage Company, Inc. took over the capital structure of Bazi International, Inc. and was renamed True Drinks, Inc.

GT Beverage Company, LLC is considered the predecessor entity to GT Beverage Company, Inc. under rules of the Securities and Exchange Commission, and accordingly, audited financial statements of GT Beverage Company, LLC as of and for the years ended December 31, 2011 and 2010 are included in Exhibit 10.6.  GT Beverage Company, LLC had no operations from January 1, 2012 to March 31, 2012.

       Bazi International, Inc. was originally incorporated in the state of Nevada in January 2001.  True Drinks, Inc. (“True Drinks”), previously GT Beverage Company, Inc., is incorporated in the state of Delaware.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com.  Our common stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol TRUU.

Reverse Stock Split

        On January 18, 2013, we amended our Articles of Incorporation to affect a 100 to 1 reverse split of our common stock.  Accordingly, our authorized common stock decreased from 4,000,000,000 to 40,000,000 shares and our issued and outstanding common stock decreased from 133,733,469 to 1,337,335 shares.  As a result of the reverse stock split, all previously reported share amounts, including options in the accompanying consolidated financial statements and related notes have been retrospectively restated back to October 15, 2012 (date of public company reverse merger) to reflect the reverse split.

Recent Developments

       On the Closing Date of the Merger, Lance Leonard was appointed as our Chief Executive Officer, Daniel Kerker as our Chief Financial Officer and Kevin Sherman, former President of the Company, as our Vice President of Marketing.  We also appointed Timothy Lane, Carl Wistreich, Lou Imbrogno and Lance Leonard to fill the vacancies on our Board of Directors created as a result of the resignation of the former directors of Bazi International, Inc.

        Creation of the Series A Preferred. Upon closing the Merger, the Company filed a Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock (“Series A Preferred”) (the “Certificate of Designation”), creating 1,544,565 shares of Series A Preferred Stock. On the Closing Date, former True Drinks shareholders exchanged all outstanding capital stock of True Drinks for a total of 1,544,565 Series A Preferred Stock, which shares represent on an as-converted basis approximately 95.5% of the total common stock outstanding. As explained below, the Series A Preferred automatically converted into a total of 25,303,991 post-split shares of common stock on January 18, 2013.

Financings.  In November and December, 2012, the Company issued an aggregate principal amount of $725,000 in unsecured convertible promissory notes (the “Notes”) to certain purchasers (the “Purchasers”).  The Notes had a term of 120 days and bore interest at a rate of 9% per annum.  At maturity, the holders of the Notes have the right to convert all principal and accrued interest due thereunder into Common Stock at a conversion price equal to $1.00 per share.  In addition, each Purchaser received 5,000 post-split shares of Common Stock per $25,000 of principal amount held for a total of 145,000 post-split shares of Common Stock.  The Company is currently in discussions regarding the extension of the maturity dates of the Bridge Notes.

In December 2012, the Company issued $47,000 in unsecured promissory notes to certain purchasers. The notes had a term of 30 days and paid a lender’s fee of 10% of principal. The notes were repaid in January, 2013.

On January 14, 2013, we completed a private placement, wherein we issued an aggregate principal amount of $575,000 in unsecured convertible promissory notes (the “January Notes”) to certain purchasers.  The January Notes had a term of 120 days and bore interest at a rate of 9% per annum.  At maturity, the holders of the January Notes have the right to convert all principal and accrued interest due thereunder into Common Stock at a conversion price equal to $1.00 per share.  In addition, each purchaser received 5,000 post-split shares of Common Stock per $25,000 of principal amount held.

In February and March 2013, we completed a private placement, wherein we issued an aggregate principal amount of $125,000 in unsecured convertible promissory notes (the “March Notes”) to certain purchasers.  The March Notes mature 120 days from the date of issuance, and bear interest at a rate of 9% per annum.  Pursuant to the terms of the March Notes, the March Notes are convertible into shares of Common Stock at a conversion price equal to $1.00 per share, and each purchaser received 5,000 post-split shares of Common Stock per $25,000 of principal purchased.

Amendment to our Articles of Incorporation and Reverse Stock Split.  On January 18, 2013, we filed an amendment to our Articles of Incorporation (the “Amendment”) to (i) to change our name to True Drinks Holdings, Inc., and (ii) increase the total number of authorized shares of Common Stock from 200,000,000 to 4,000,000,000 shares. Upon the filing of the Amendment, the shares of Series A Preferred issued to former True Drinks shareholders automatically converted into approximately 25,303,991 post-split shares of Common Stock.

The loss per common share and all other per-share disclosures in the accompanying financial statements of the Company and the related notes are based on the appropriate number of post-split common shares as adjusted for the aforementioned reverse stock split.

The name change and reverse split became effective with the Over−the−Counter Bulletin Board at the opening of trading on January 22, 2013 under the symbol “BAZID”.  The “D” was placed on our ticker symbol for 20 business days.  After trading for 20 business days under “BAZID”, on February 20, 2013, our ticker symbol changed from “BAZID” to “TRUU” to better reflect our new name.

Option Agreement.  On January 14, 2013, we entered into an Option Agreement (the “Option Agreement”) with Ashworth Holding, LLC, a Utah limited liability company (“Ashworth”), pursuant to which we granted Ashworth the option to purchase up to 86,086 shares of Common Stock for a price of $0.549 per share.  This option will expire on April 30, 2013 or upon Ashworth’s full exercise of the option.

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  As of and for the year ended December 31, 2012, the Company incurred a net loss of approximately $3.1 million, has negative working capital of approximately $827,000, and an accumulated deficit of approximately $3.1 million.  A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are to continue to raise capital through equity and debt offerings, and to expand sales as rapidly as economically viable. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries True Drinks, Inc., Bazi, Inc. and GT Beverage Company, LLC.  All inter-company accounts and transactions have been eliminated in the preparation of these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, provision for losses on accounts receivable, allowances for obsolete and slow moving inventory, stock compensation, deferred tax asset valuation allowances, and the realization of long-lived and intangible assets, including goodwill. Actual results could differ from those estimates.

Revenue Recognition

In accordance with Staff Accounting Bulletin ("SAB") No. 104 “Revenue Recognition in Financial Statements”, revenue is recognized at the point of shipment, at which time title is passed. Net sales include sales of products, slotting fees, discounts and freight and handling charges. With approved credit, we provide wholesale customers payment terms of up to net 30 days. Amounts received for unshipped merchandise are recorded as customer deposits and are included in accrued expenses.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents.  The Company maintains cash with high credit quality financial institutions.  At certain times, such amounts may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits.  The Company has not experienced any losses on these amounts.  At December 31, 2012, the Company had no cash equivalents.

Restricted Cash

        The Company has $81,270 in restricted cash with a financial institution securing a letter of credit. The letter of credit matures in August 2015 and was issued as part of contractual obligations related to one of our licensing agreements with Disney Consumer Products, Inc.

Accounts Receivable

        We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  Management develops an estimate of the allowance for doubtful accounts receivable based on its own judgment as to the likelihood of ultimate payment. Although the Company expects to collect amounts due, actual collections may differ from these estimated amounts.  The allowance was $54,000 at December 31, 2012.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains the majority of its cash balances with two financial institutions.  There are no funds in excess of the federally insured amount of $250,000 through December 31, 2012, or that are subject to credit risk, and the Company believes that the financial institutions are financially sound and the risk of loss is minimal.

During 2012, the Company relied significantly on one supplier for 100% of its purchases of AquaBall™ Naturally Flavored Water and Bazi® held for sale.  In 2013, the Company has begun production of AquaBall with a second supplier.  The Company owns the formula for both the AquaBall™ and Bazi®, and management believes that its purchasing requirements can be readily met from alternative sources.

A significant portion of our revenue comes from sales of the AquaBall™ Naturally Flavored Water.  Following the consummation of the Merger in October 2012, sales of Bazi® accounted for 1% of our total revenue.  Before the Merger, the Company’s revenues consisted of sales of AquaBall.  For the year ended December 31, 2012, sales of AquaBall accounted for 99% of the Company’s total revenue.

Fair Value Matters

The Company does not have any assets or liabilities carried at fair value on a recurring or non-recurring basis.

      The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses, and notes payable. Management believes that the carrying amount of these financial instruments approximates their fair values, due to their relatively short-term nature.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis.  Provision is made to reduce excess or obsolete inventory to the estimated net realizable value.  The Company purchases for resale a vitamin-enhanced flavored water beverage and a liquid dietary supplement.

Management reviews the carrying value of inventory in relation to its sales history and industry trends to determine an estimated net realizable value. Changes in economic conditions or customer demand could result in obsolete or slow moving inventory that cannot be sold or must be sold at reduced prices and could result in an inventory reserve. No inventory reserves were considered necessary as of December 31, 2012.

Inventory is comprised of the following:
December 31, 2012
Purchased materials	$473,383
Finished goods	359,491
$832,874

Property and Equipment

Property and equipment are stated at cost.  The Company provides for depreciation of property and equipment using the straight-line method based on estimated useful lives of between three and ten years. Property and equipment is not significant to the consolidated financial statements as of or for the year ended December 31, 2012.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset.  An impairment was not deemed necessary in 2012.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer list, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent acquired on March 31, 2012.  The Company’s intangible assets, are amortized over their estimated remaining useful lives.  The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life.  No impairment was deemed necessary as of December 31, 2012.

Goodwill

       Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized.  Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually.

Income Taxes

       The Company accounts for income taxes in accordance with FASB Accounting Standards Codification 740 (“ASC Topic 740”), formerly Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

       The Company adopted the provisions of ASC 740 that provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements.  Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized.  Upon the adoption of ASC 740, the Company had no unrecognized tax positions.  For the year ended December 31, 2012, the Company recognized no adjustments for uncertain tax positions.

Stock-Based Compensation

       Total stock-based compensation expense, for all of the Company’s stock-based awards recognized for the year ended December 31, 2012, was $163,055.

       The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option and warrants.  The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs.  Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option.  The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior.  Currently it is based on the simplified approach provided by SAB 107.  The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant (see Note 4).

Net Loss Per Share

       Earnings per share require presentation of both basic earnings per common share and diluted earnings per common share.  Since the Company has a net loss for all periods presented, common stock equivalents are not included in the weighted average calculation since their effect would be anti-dilutive.  At December 31, 2012, the Company had 4,755,183 shares of common stock equivalents outstanding.

Research and Development

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective accounting pronouncements and has concluded that there are no recently issued, but not yet effective pronouncements that may have a material impact on the Company’s future financial statements.

NOTE 2 – BUSINESS ACQUISITIONS

During the year ended December 31, 2012, the Company completed two business combinations accounted for under the acquisition (purchase) method pursuant to ASC 805.

GT Beverage Company, LLC

On March 31, 2012, the Company completed the acquisition of  GT Beverage Company, LLC (“GT Beverage”), a Nevada limited liability company, by issuing 292,690 shares of common stock in exchange for all of the oustanding membership interests of GT Beverage.  The primary purpose of the acquisition was to take advantage of GT Beverages’ patented spherical bottle for use in the Company's product AquaBall™ Naturally Flavored Water.  These 292,690 shares of common stock were exchanged for 292,690 shares of the Company Series A Preferred Stock upon the merger with Bazi International, Inc.  GT Beverage had no sales or significant operations from January 1, 2012 through March 31, 2012, and, accordingly, as a predecessor entity, GT Beverage has not provided audited financial statements for the three-months ended March 31, 2012.  Audited financial statements of GT Beverage as of and for the years ended December 31, 2011 and 2010 are contained in Exhibit 10.6.

The acquisition date fair value was $2,926,900 for the purchase of  GT Beverage’s outstanding member interests.  The $2,926,900 consisted of 292,690 shares of the Company’s common stock with an estimated fair value of $2,926,900.  The acquisition of GT Beverage has been accounted for using the acquisition method.  Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date.  The fair values of identifiable intangible assets were based on valuations using the income approach and estimates provided by management.  The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill.  The allocation of the purchase price is based upon a valuation of certain assets acquired and liabilities assumed.  The purchase price allocation was as follows:

Amount
Property and equipment	$26,396
Patent for spherical bottle (useful life of 11.3 years)	1,600,000
Goodwill	2,414,642
Total assets acquired	4,041,038
Accounts payable, accrued expenses and other current liabilities	(1,114,138)
Total liabilities assumed	(1,114,138)
Total allocation of purchase price consideration	$2,926,900

       The useful life of the intangible asset was based upon the patterns in which the economic benefits related to the patent are expected to be realized, and the patent will be amortized on a basis reflecting those economic patterns.

       The Company incurred $107,000 of legal costs related to this transaction, which has been recorded as general and administrative expense during the year ended December 31, 2012.

       As noted above, there were no significant operations of GT Beverage from January 1, 2012 through March 31, 2012 and, accordingly, the pro forma financial information required by ASC 805 is not applicable.

Bazi International, Inc.

On October 15, 2012, the Company completed the acquisition of 100% of Bazi International, Inc. (“Bazi Intl.”), by exchanging shares of Company common stock for Bazi Intl. shares of voting convertible preferred stock.  Bazi Intl.’s results of operations are reflected in the Company’s consolidated statements of operations from the acquisition date of October 15, 2012 through December 31, 2012.

The Company is considered the accounting acquiror due to its majority ownership, control of the board of directors, and officer positions held post acquisition.  Accordingly, the acquisition has been accounted for as a public company reverse merger.  Bazi Intl. was not a public company shell, as defined by the SEC, therefore the acquisition (purchase) method of accounting under ASC 805 has been used and the Company's capital structure has been restated to reflect the capital structure of Bazi Intl at the acquisition date.

The acquisition date estimated fair value was $727,805, consisting of 1,192,335 shares of the Company’s common stock with an estimated fair value of $727,805.  The acquisition of Bazi Intl. has been accounted for using the acquisition method.  Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date.  The fair values of identifiable intangible assets were based on valuations using the income approach and estimates provided by management.  The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill.  The allocation of the purchase price is based upon a valuation of certain assets acquired and liabilities assumed.  The purchase price allocation was as follows:

Amount
Cash	$5,646
Inventory	47,000
Customer List (useful life of 2 years)	100,000
Goodwill	1,059,860
Total assets acquired	1,212,506
Accounts payable, accrued expenses and other current liabilities	(484,701)
Total liabilities assumed	(484,701)
Total allocation of purchase price consideration	$727,805

The useful life of the intangible asset (customer list) was based upon the patterns in which the economic benefits related to the customer list are expected to be realized, and the customer list will be amortized on a basis reflecting those economic patterns.

The Company incurred $138,000 of legal costs related to this transaction, which has been recorded as general and administrative expense during the year ended December 31, 2012.

The unaudited pro forma information presented in the following table summarizes the Company’s consolidated results of operations for the year ended December 31, 2012, as if the acquisition of Bazi Intl. had occurred on January 1, 2012.  The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the results of operations that actually would have been achieved if the acquisition had taken place at the beginning of 2012, nor is it intended to be a projection of future results.

Pro Forma (Unaudited)
Year Ended December 31, 2012
Revenues	$1,488,515
Net loss	$(5,001,653)
Basic net loss per share	$(0.22)

NOTE 3 — SHAREHOLDERS’ EQUITY

As of December 31, 2012, the authorized capital stock of the Company consisted of 40,000,000 shares of Common Stock (par value $0.001) and 5,000,000 shares of Series A Preferred Stock (par value $0.001).  The holders of Common Stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of common stock of the Company.  Dividends have no cumulative rights and dividends will not accumulate if the Board of Directors does not declare such dividends.  The holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property or in shares of the common stock of the Company, in an amount equal to the aggregate amount of the dividend to which such shares of Preferred Stock would have been entitled had such share been converted into shares of Common Stock. The holders of Preferred Stock will vote together with holders of Common Stock on an as-converted basis. Each share of Preferred Stock is convertible into 1638.28 shares of Common Stock of the Company. As of the merger date of October 15, 2012, the holders of Preferred Stock held approximately 95.5% of the total outstanding Common Stock of the Company as on as-converted basis.  Through December 31, 2012, no dividends have been declared or paid by the Company.

In January 2012, the Company formed and issued founders shares of its Common Stock to certain individuals and entities totaling 854,500 shares.  As of the merger with Bazi Intl. on October 15, 2012, these shares were converted into 854,500 shares of the Company’s Series A Preferred shares.

In February and March 2012, the Company issued 163,000 shares of its Common Stock to certain accredited investors pursuant to subscription agreements in exchange for a total of $1,625,000.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 163,000 shares of the Company’s Series A Preferred shares.

On April 1, 2012, the Company completed the acquisition of the ownership interest in GT Beverage Company, LLC in exchange for 292,690 shares of its Common Stock.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 292,690 shares of the Company’s Series A Preferred shares.

Between April and June 2012, the Company issued 186,875 shares of its Common Stock to certain accredited investors pursuant to subscription agreements in exchange for a total of $1,574,982 in cash.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 186,875 shares of the Company’s Series A Preferred shares.

In June 2012, the Company issued 15,000 shares of its Common Stock for services provided to the Company valued at $150,000 based on the fair value of the Company’s stock.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 15,000 shares of the Company’s Series A Preferred shares.

In July 2012, the Company issued 17,500 shares of its Common Stock to certain accredited investors pursuant to subscription agreements in exchange for a total of $175,000 in cash.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 17,500 shares of the Company’s Series A Preferred shares.

In October 2012 (pre-merger), the Company issued 15,000 shares of its Common Stock for services provided to the Company valued at $15,000 based on the fair value of the Company’s stock.  As of the merger with Bazi Intl. on October 15, 2012, these shares were exchanged for 15,000 shares of the Company’s Series A Preferred shares.

On October 15, 2012, the Company issued 1,192,335 shares of its Common Stock to the holders of 100% of the outstanding shares of Bazi International, Inc. pursuant to the Merger with Bazi Intl.

Between October and December 2012 (post-merger), the Company issued 145,000 shares of its Common Stock to certain accredited investors in connection with bridge loans made to the Company.  Such loans have short-term maturities of approximately 4 months.  The Company expensed the fair value of the common stock issued of approximately $108,000 to interest expense immediately.  (See Note 7).

NOTE 4 — STOCK OPTIONS AND WARRANTS

        As of the completion of the merger with Bazi International, Inc. on October 15, 2012, the Company assumed warrants and two stock option plans, including the current grants under those plans and the plans themselves. The two plans are the 2003 Stock Incentive Plan and the 2006 Distributor Option Plan. The Company will not grant new options under either of these plans. In 2012, the Company also issued certain Non-Qualified Options to board members, executives and other employees. A summary of these plans is presented below.

Warrants

A summary of the Company’s warrant activity for the year ended December 31, 2012 is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, January 19, 2012	-
Outstanding Warrants Assumed with Merger on October 15, 2012	145,185	$52.00
Exercised	-	-
Expired	(12,845)	154.00
Outstanding, December 31, 2012	132,340	$43.00

As of December 31, 2012, the Company had the following outstanding warrants to purchase its common stock:

Warrants Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Yrs)
118,950	$28.00	2.31
1,000	$30.00	2.92
3,200	$150.00	0.13
9,190	$200.00	0.13
132,340	$42.53	2.11

Non-Qualified Stock Options

In 2012, the Company issued stock options pursuant to certain employment agreements, board resolutions and option agreements with employees.  The grant date fair values of options granted during the year ended December 31, 2012 was between $0.274 and $0.457 per share for a total of $1,195,575 to be expensed over the vesting periods of the options.  Such fair values were estimated using the Black-Scholes stock option pricing model and the following weighted average assumptions.

2012
Expected life	2.5 years
Estimated volatility	75.0%
Risk-free interest rate	0.30% – 0.43%
Dividends	None

The weighted average estimated fair value per share of the stock options at grant date was $0.309 during the year ended December 31, 2012. The expected life of options granted is based on the “simplified method” described in ASC 718-10 due to changes in the vesting terms and the contractual life of current option grants. Assumed volatility is based on the historical volatility of companies within the similar industry.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected term of the options.

Stock option activity during the year ended December 31, 2012 is summarized as follows:

	Number of Shares	Weighted-Average Exercise Price
Options outstanding at January 19, 2012	–	$–
Exercised	–	–
Granted	3,870,387	0.69
Forfeited	–	–
Expired	–	–
Options outstanding at December 31, 2012	3,870,387	$0.69

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2012:

	Outstanding Options
		Weighted Average		Exercisable Options
		Remaining	Aggregate		Aggregate
Range of		Contractual Life	Intrinsic		Intrinsic
Exercise Prices	Number	(Years)	Value	Number	Value
$0.01	3,133,172	2.54	$4,355,109	982,950	$1,366,309
$1.017	737,217	2.69	$724,684	-	$-
Totals	3,870,389	2.57	$5,079,793	982,950	$1,366,309

Bazi Intl. Stock Incentive Plans

    As a result of the Merger with Bazi Intl., the Company assumed two stock option plans of Bazi Intl. known as the 2003 Stock Incentive Plan and the 2006 Distributor Stock Incentive Plan.  Both plans are no longer issuing any stock options.  Information concerning each plan is summarized below:

2003 Stock Incentive Plan

    The 2003 Stock Incentive Plan has a total of 20,806 options to purchase Company common stock outstanding at December 31, 2012, with exercise prices ranging from $15.00 per share to $50.00 per share.  The weighted average contractual life of these options is less than two years.

2006 Distributor Stock Incentive Plan

    The 2006 Distributor Stock Incentive Plan has a total of 6,650 options to purchase Company common stock outstanding at December 31, 2012, with exercise prices ranging from $15.00 per share to $118.00 per share.  The weighted average contractual life of these options is approximately two years.

NOTE 5 — INTANGIBLE ASSETS

The Company has incurred costs to trademark eight of its current products and marketing nomenclatures.  During the year, the Company purchased a patent in relation to the purchase of GT Beverage Company, LLC and also assumed the trademarks of Bazi International, Inc.  Patents and trademarks are being amortized over the lesser of their remaining life or 15 years.

Intangible assets are:

December 31, 2012
Patents and trademarks	$1,706,849
Accumulated amortization	(114,216)

$1,592,633

Amortization expense for the year ended December 31, 2012, was $114,216.  For these assets, amortization expense over the next five years is expected to be as follows:

Patent and trademark amortization
2013	$193,328
2014	168,042
2015	145,172
2016	141,177
2017	141,177
2018 and thereafter	803,737
$1,592,633

NOTE 6 — INCOME TAXES

The Company does not have significant income tax expense or benefit for the year ended December 31, 2012.  Tax net operating loss carryforwards have resulted in a net deferred tax asset with a 100% valuation allowance applied against such asset at December 31, 2012.  Such tax net operating loss carryforwards (“NOL”) approximated $3.1 million at December 31, 2012.  Some or all of such NOL may be limited by Section 382 of the Internal Revenue Code.

The income tax effect of temporary differences between financial and tax reporting and net operating loss carryforwards gives rise to a deferred tax asset at December 31, 2012 as follows:

2012
Deferred tax asset –NOL’s	$1,160,000
Less valuation allowance	$(1,160,000)
Net deferred tax asset	$-

At December 31, 2012 approximately $3,000,000 of net operating loss carryforwards for federal and state income tax purposes were available to offset future taxable income through the year 2032, of which these net operating losses will begin to expire in the year 2032.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based upon the history of the Company and projections for future taxable income over the periods in which the deferred tax assets are realizable, management believes it is not more likely than not that the Company will realize the benefits of these deductible differences and therefore a full valuation allowance against the deferred tax assets has been established.

As a result of the Merger with Bazi International, Inc. on October 15, 2012, the Company may have access to utilize a portion of the net operating loss carryforwards of Bazi International, Inc. which, in total, were approximately $25. 0 million at the time of the Merger.  The Company is uncertain as of the timing of this filing as to the portion of the Bazi net operating loss carryforwards that may be limited by Section  382 of the Internal Revenue Code.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership as described in Section 382 of the Internal Revenue Code.  Such an analysis has not been performed by the Company to determine the impact of these provisions on the Company’s net operating losses, though management believes the impact would be minimal, if any.  A limitation under these provisions would reduce the amount of losses available to offset future taxable income of the Company.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740 (formerly Interpretation No.  48, “Accounting for Uncertainties in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes”.  ASC 740 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken on income tax returns.  ASC Topic 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions.

Based on management’s assessment of ASC Topic 740, management concluded that the Company does not have any uncertain tax positions as of December 31, 2012.  There have been no income tax related interest or penalties assessed or recorded and if interest and penalties were to be assessed, the Company would charge interest and penalties to income tax expense.  It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.  The Company and its subsidiaries file income tax returns in the U.S. and various state jurisdictions and there are open statutes of limitations for taxing authorities to audit the Company’s tax returns from 2008 through the current period.

NOTE 7 — CONVERTIBLE NOTES

Between October and December 2012, the Company consummated the sale of senior secured convertible notes (“Bridge Notes”) to a limited number of accredited investors.  The purchase price of the Bridge Notes consisted of $725,000 of net proceeds.  The Bridge Notes carried a term of 120 days, accrued interest at 9% per annum, earned a lender’s fee of 10% which was added to the principal of the note, earned a common stock award of 5,000 shares of Common Stock per $25,000 unit purchased, and the principal, interest and lender’s fee was convertible, at the option of the holder, into shares of the Company’s Common Stock at a price of $0.01 per share. Certain notes have matured through the date of this report, have not been repaid and are now considered past due.  The remaining notes mature at various dates through April 30, 2013.  The Company is currently in discussion regarding the extension of the maturity dates of the notes.

In December 2012, the Company issued promissory notes to certain investors. The purchase price of the notes consisted of $47,000 in net proceeds. The promissory notes carried a term of 30 days and earned a lender’s fee of 10%. The promissory notes were repaid in January 2013.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

The Company has entered in a number of consulting agreements with various consultants.  Termination of any of these agreements could result in termination fees.

The Company leases its office in Irvine, California on a one-year lease. Total rent expense related to operating leases for the year ended December 31, 2012 was approximately $33,000.  Total remaining payments on the lease through July 31, 2013 are approximately $19,000.

The Company maintains employment agreements with certain key management.  The agreements provide for minimum base salaries, eligibility for stock options, performance bonuses and severance payments.

Legal Proceedings

       From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation.  Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur.  In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

As of December 31, 2012, the Company was involved in the following significant legal proceedings:

On July 1, 2011, a lawsuit was filed in the United States District Court, the Southern District of Ohio, Cincinnati Division, against GT Beverage Company, LLC (“GT LLC”) by Dominion Liquid Technologies, LLC.  The lawsuit alleges that GT LLC breached terms of a Co-Packing Agreement from 2010, which governed the relationship between the parties.  As of February 2013, Dominion amended its complaint to add the Company as a defendant in the case.  The Company has not yet filed responsive pleadings.  Dominion is seeking monetary damages in an amount exceeding $800,000.  GT LLC has filed its answer denying all of Dominion’s claims and expects to vigorously defend the suit.  Discovery is ongoing, and the case is currently set for trial in November 2013.

On December 13, 2011, a lawsuit was filed in the 116th District Court of Dallas County, Texas against GT LLC by Quality Logistics Systems, Inc. (“QLS”).   The lawsuit alleges that GT LLC is liable for approximately $68,000 in transportation and logistical fees.  On May 18, 2012, a judgment was entered in favor of QLS for $68,542.48, along with $4,145 of costs and fees.  GT LLC has not satisfied this judgment to date.

NOTE 9 — RELATED PARTY TRANSACTIONS

On May 11, 2012, the Company loaned Environmental Packaging Technologies, Inc. (“EPT”) the sum of $150,000 in exchange for a 50-day promissory note.  The promissory note accrues interest at ten percent (10%) per annum and included a ten percent (10%) of principal fee payable to the Company.  The Company sent EPT a notice of default on October 18, 2012 demanding payment of the original principal amount of $150,000, accrued interest of $6,575 and the ten percent fee in the amount of $15,000.  True Drinks’ former chairman and current investor is the chairman for EPT.

Our Board of Directors approved each of these arrangements.

NOTE 10 – LICENSING AGREEMENTS

       We entered into a three-year licensing agreement with Disney Consumer Products, Inc. (“Disney”) and an 18-month licensing agreement with Marvel Characters, B.V. ("Marvel") (the “Licensing Agreements”) in 2012. Each Licensing Agreement allows us to feature popular Disney and Marvel characters on AquaBall™ Naturally Flavored Water, allowing AquaBall™ to stand out among other beverages marketed towards children. Under the terms and conditions of the Licensing Agreements, we work with the Disney and Marvel teams to create colorful, eye-catching labels that surround the entire spherical shape of each AquaBall™ . Once the label designs are approved, we work with Disney and Marvel to set retail calendars, rotating the placement of different AquaBall™ designs over the course of the year.

       The terms of the Disney Licensing Agreement stipulates a royalty rate of 4% on the sales of AquaBall Naturally Flavored Water adorned with Disney characters, paid quarterly, with a total royalty guarantee of $231,600 over the term of the agreement which has a term ending date of March 31, 2015. In addition, the Company is required to spend 1% of sales on advertising and promotional opportunities. The Company is required to make common marketing fund contributions totaling $96,188 over the life of the agreement.

       The terms of the Marvel Licensing Agreement stipulate a royalty rate of 5% on the sales of AquaBall Naturally Flavored Water adorned with Marvel characters, paid quarterly, with a total royalty guarantee of $150,000 over the term of the agreement which has a term ending date of December 31, 2013.

NOTE 11 — SUBSEQUENT EVENTS

       Management has evaluated subsequent events through the date the accompanying consolidated financial statements were filed with the Securities and Exchange Commission, and noted no other significant subsequent events not elsewhere disclosed in these notes to consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash	$26,622	$4,449
Accounts receivable, net	273,974	130,909
Inventory	872,555	832,874
Deferred financing costs	321,940	-
Prepaid expenses and other current assets	605,213	268,716
Total Current Assets	2,100,304	1,236,948

Restricted Cash	133,031	81,270
Property and Equipment, net	19,255	25,399
Patents, net	1,388,235	1,494,118
Trademarks, net	61,016	98,516
Goodwill	3,474,502	3,474,502
Other Assets	-	3,948
Total Assets	$7,176,343	$6,414,701

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable and accrued expenses	$1,774,275	$1,292,147
Convertible notes payable, net	3,343,067	772,000
Derivative liabilities	986,252	-
Total Liabilities	6,103,594	2,064,147

Commitments and Contingencies (Note 5)

Stockholders’ Equity:
Common Stock, $0.001 par value, 40,000,000 shares authorized, 27,885,587 and 1,337,335 shares outstanding at September 30, 2013 and December 31, 2012, respectively	27,886	1,337
Preferred Stock (liquidation preference of $10 per share), $0.001 par value, 5,000,000 shares authorized, 0 and 1,544,565 shares outstanding at September 30, 2013 and December 31, 2012, respectively	-	1,545
Additional paid in capital	9,328,703	7,467,015
Accumulated deficit	(8,283,840)	(3,119,343)

Total Stockholders’ Equity	1,072,749	4,350,554

Total Liabilities and Stockholders’ Equity	$7,176,343	$6,414,701

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Sales	$517,689	$724,054	$2,231,861	$846,280

Cost of Sales	406,757	407,045	1,871,643	563,472

Gross Profit	110,932	317,009	360,218	282,808

Operating Expenses:
Selling and marketing	752,151	303,147	1,837,049	434,319
General and administrative	1,321,227	592,706	3,217,873	1,715,864
Total operating expenses	2,073,378	895,853	5,054,922	2,150,183

Operating Loss	(1,962,446)	(578,844)	(4,694,704)	(1,867,375)

Other Expense
Change in fair value of derivative liability	(489,425)	-	(595,030)	-
Interest expense	684,206	1,381	1,064,823	1,794
Other expense	-	-	-	23,475

Net Loss	$(2,157,227)	$(580,225)	$(5,164,497)	$(1,892,644)

Basic and diluted net loss per share	$(0.08)	$(0.02)	$(0.19)	$(0.09)

Weighted average shares of Common Stock outstanding, basic and diluted (1)	27,844,438	25,031,160	27,355,426	21,453,816

The accompanying notes are an integral part of these condensed consolidated financial statements.

(1)
The weighted average shares of Common Stock outstanding was calculated based on as-converted to Common Stock figures for the preferred stock that was granted to shareholders of True Drinks, Inc. upon the merger with Bazi International, Inc. on October 15, 2012. The 100-for-1 reverse stock split executed on January 18, 2013 was retrospectively reflected in weighted average number of shares of Common Stock outstanding.

TRUE DRINKS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,164,497)	$(1,892,644)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	7,443	7,013
Amortization	143,383	70,588
Accretion of deferred financing costs	450,806	-
Provision for bad debt expense	150,000	-
Change in estimated fair value of derivative	(595,030)	-
Amortization of debt discount	657,307	-
Stock issued to founders	-	855
Fair value of stock issued for services	331,341	150,010
Stock based compensation	694,533	64,592
Change in operating assets and liabilities:
Accounts receivable	(293,065)	(369,301)
Inventory	(39,681)	(634,704)
Prepaid expenses and other current assets	(336,497)	(73,644)
Other assets	3,948	(957,283)
Accounts payable and accrued expenses	582,946	496,295
Other current liabilities	-	241
Net cash used in operating activities	(3,407,063)	(3,137,982)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(51,761)	(81,000)
Purchase of property and equipment	(1,299)	(6,050)
Net cash used in investing activities	(53,060)	(87,050)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Common Stock	-	3,375,032
Proceeds from notes payable	4,009,000	-
Deferred financing costs paid	(354,704)	-
Repayments on notes payable	(172,000)	-
Proceeds from issuance of notes receivable	-	(150,000)
Net cash provided by financing activities	3,482,296	3,225,032

NET INCREASE IN CASH	22,173	-

CASH- beginning of period	4,449	-

CASH- end of period	$26,622	$-

SUPPLEMENTAL DISCLOSURES
Interest paid in cash	$58,758	$-
Non-cash financing and investing activities:
Conversion of preferred stock to common stock	$25,304	$-
Conversion of notes payable and accrued interest to common stock	$860,818	$-
Warrants issued as deferred financing costs	$418,042	$-
Warrants issued as debt discount	$1,163,240	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

TRUE DRINKS HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (Unaudited)
September 30, 2013

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Overview

True Drinks, Inc. (the "Company", "us", "True Drinks" or "we") was formed on January 19, 2012 in Delaware to create and commercialize all-natural, vitamin-enhanced drinks. Our primary business is the development, marketing, sale and distribution of our flagship product, AquaBall™ Naturally Flavored Water, a vitamin-enhanced, naturally flavored water drink packaged in our patented stacking spherical bottles. We distribute AquaBall™ nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. We also market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed through select retail channels, online, and through our existing database of customers.

On June 7, 2012, True Drinks, Inc., Bazi Acquisition Sub Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Bazi International, Inc., and Bazi International, Inc. entered into an agreement and tax-free plan of merger (the “Merger Agreement”), wherein Merger Sub merged with and into the Company and True Drinks continued as the surviving corporation (the "Merger"). As a result of the Merger, True Drinks became a wholly-owned subsidiary of the Company. The Merger closed on October 15, 2012 (the “Closing Date”). As a result of Merger, True Drinks, Inc.’s former shareholders owned approximately 95.5% of the combined post-Merger entity via voting convertible preferred stock issued as part of the merger, on an as-converted basis (See Recent Developments below). The Company subsequently changed its name from “Bazi International, Inc.” to “True Drinks Holdings, Inc.”  The Merger was accounted for as a public company “reverse merger,” and, as such, the consolidated financial statements reported herein reflect the operations of True Drinks, Inc. within the capital structure of Bazi International, Inc.

True Drinks, Inc. was formerly named GT Beverage Company, Inc., which was formed in January 2012 and acquired GT Beverage Company, LLC on March 31, 2012 in a business combination primarily to acquire the spherical bottle patent held by GT Beverage Company, LLC. Subsequently as discussed above, GT Beverage Company, Inc. entered into a public company reverse merger with Bazi International, Inc. accounted for as a business combination, since Bazi International, Inc. was not a public shell as defined by rules of the Securities and Exchange Commission (“SEC”). GT Beverage Company, Inc. took over the capital structure of Bazi International, Inc. and was renamed True Drinks, Inc.

Bazi International, Inc. was originally incorporated in the state of Nevada in January 2001. True Drinks, Inc. (“True Drinks”), is incorporated in the state of Delaware.

Our principal place of business is 18552 MacArthur Boulevard, Suite 325, Irvine, California, 92612. Our telephone number is (949) 203-2500. Our corporate website address is http://www.truedrinks.com. Our Common Stock, par value $0.001 (“Common Stock”) is currently listed for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol TRUU.

Developments During the Quarter

License Agreement

In August 2013, the Company signed an extension of its licensing agreement with Marvel Characters B.V. to extend the expiration date from December 31, 2013 to December 31, 2015 (the “Marvel Agreement”). The Marvel Agreement allows True Drinks to use a range of different Marvel characters on AquaBall™ packaging in exchange for a royalty payment, paid quarterly, equal to 5% of the proceeds from the sale of AquaBalls™ adorned with Marvel characters in the United States and Canada. The Marvel Agreement has a total royalty guarantee of $150,000 over the term of the agreement.

Note Offering

On June 20, 2013 the Company commenced a private offering of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.3 million; and (ii) and five-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $1.10 per share (the “Warrants”) to certain accredited investors (each an “Investor” and collectively, “Investors”) (the “Offering”). Through September 30, 2013, the Company accepted subscription agreements from Investors resulting in the issuance of Notes in the aggregate principal amount of $2,615,000 (“Subscription Agreements”), which amount included $600,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company to such Investors. As of November 14, 2013, the Company accepted additional subscription agreements for $511,000, bringing the total raised under the Offering, to date, to $3,126,000.

Basis of Presentation and Going Concern

The accompanying condensed consolidated balance sheet as of December 31, 2012, which has been derived from audited financial statements, and the accompanying interim condensed consolidated financial statements as of September 30, 2013, for the thee- and nine-month periods ended September 30, 2013 and 2012, have been prepared by management pursuant to the rules and regulations of the SEC for interim financial reporting. These interim condensed consolidated financial statements are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary to present fairly the financial condition, results of operations and cash flows of True Drinks Holdings, Inc. as of and for the periods presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Operating results for the three- and nine-month period ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013, or for any other interim period during such year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC, although the Company believes that the disclosures made are adequate to make the information not misleading. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on April 5, 2013.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. As of and for the nine months ended September 30, 2013, the Company incurred a net loss of $5,164,497, has negative working capital of $4,003,289, and an accumulated deficit of $8,283,840. A significant amount of additional capital will be necessary to advance the marketability of the Company's products to the point at which the Company can sustain operations. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are to continue to raise capital through equity and debt offerings, and to expand sales as rapidly as economically viable. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries True Drinks, Inc., Bazi, Inc. and GT Beverage Company, LLC. All inter-company accounts and transactions have been eliminated in the preparation of these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, derivative liabilities, provision for losses on accounts receivable, allowances for obsolete and slow moving inventory, stock compensation, deferred tax asset valuation allowances, and the realization of long-lived and intangible assets, including goodwill. Actual results could differ from those estimates.

Restricted Cash

The Company has $133,031 in restricted cash with a financial institution securing a letter of credit. The letter of credit matures in August 2015 and was issued as part of contractual obligations related to one of our licensing agreements with Disney Consumer Products, Inc.

Accounts Receivable

We maintain an allowance for doubtful accounts, which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. Management develops an estimate of the allowance for doubtful accounts receivable based on the perceived likelihood of ultimate payment. Although the Company expects to collect amounts due, actual collections may differ from these estimated amounts. The allowance for doubtful accounts was approximately $254,000 and $54,000 at September 30, 2013 and December 31, 2012, respectively.

Concentrations

The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with two financial institutions. There are no funds in excess of the federally insured amount through September 30, 2013, or that are subject to credit risk, and the Company believes that the financial institutions are financially sound and the risk of loss is minimal.

During 2012, the Company relied on one supplier for 100% of its purchases of AquaBall™ Naturally Flavored Water and Bazi® products. In the quarter ended September 30, 2013, the Company began production of AquaBall™ with two other suppliers. The Company owns the formula for both the AquaBall™ and Bazi®, and management believes that its purchasing requirements can be readily met from alternative sources.

A significant portion of our revenue comes from sales of the AquaBall™ Naturally Flavored Water. For the quarter ended September 30, 2013, sales of AquaBall™ accounted for 100% of the Company’s total revenue. The Company is currently improving the manufacturing processes of its second product, Bazi® All Natural Energy, and will recommence shipments in the fourth quarter of 2013. The Company expects AquaBall™ to continue to account for a large portion of overall sales during the remainder of 2013 and into 2014.

Inventory

Inventory is stated at the lower of cost or market on a FIFO (first-in first-out) basis. Provisions are made to reduce excess or obsolete inventory to the estimated net realizable value. The Company purchases for resale a vitamin-enhanced flavored water beverage and a liquid dietary supplement.

Management reviews the carrying value of inventory in relation to its sales history and industry trends to determine an estimated net realizable value. Changes in economic conditions or customer demand could result in obsolete or slow moving inventory that cannot be sold or must be sold at reduced prices and could result in an inventory reserve. No inventory reserves were considered necessary as of September 30, 2013.

Inventory is comprised of the following:

	September 30, 2013 (unaudited)	December 31, 2012
Purchased materials	$607,309	$473,383
Finished goods	265,246	359,491
Total	$872,555	$832,874

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows estimated to be generated by the asset. No impairment was deemed necessary during the quarter ended September 30, 2013.

Intangible Assets

Intangible assets consists of the direct costs incurred for application fees and legal expenses associated with trademarks on the Company’s products, customer list, and the estimated value of GT Beverage Company, LLC’s interlocking spherical bottle patent. The Company’s intangible assets are amortized over their estimated remaining useful lives. The Company evaluates the useful lives of its intangible assets annually and adjusts the lives according to the expected useful life. No impairment was deemed necessary during the quarter ended September 30, 2013.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired that are individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually, typically in the fourth quarter. No impairment indicators were noted during the quarter ended September 30, 2013.

Income Taxes

For the quarters ended September 30, 2013 and 2012, the Company incurred tax net operating losses, and accordingly, had no income tax provision. At September 30, 2013, the Company had tax net operating loss carryforwards and a related deferred tax asset, which had a full valuation allowance.

Stock-Based Compensation

For the nine-month periods ended September 30, 2013 and 2012, general and administrative expenses included stock based compensation expense of $694,533 and $64,592, respectively.

The Company uses a Black-Scholes option-pricing model (the “Black-Scholes Model”) to estimate the fair value of the stock option and warrants. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility is calculated based on the historical volatility of the Company’s stock price over the contractual term of the option. The expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. Currently it is based on the simplified approach provided by SAB 110. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of the grant (see Note 3, "Stock Options and Warrants").

Derivative Instruments

We evaluate free-standing derivative instruments (or embedded derivatives) to properly classify such instruments within equity or liabilities in our consolidated financial statements.

The classification of a derivative instrument is reassessed at each reporting date. If the classification changes as a result of events during a reporting period, the instrument is reclassified as of the date of the event that caused the reclassification. There is no limit on the number of times a contract may be reclassified.

Instruments classified as derivative liabilities are remeasured each reporting period (or upon classification) and the change in fair value is recorded on our consolidated statement of operations in other (income) expense.

Net Loss Per Share

Loss per common share was computed using the weighted average number of shares of Common Stock outstanding during the period. A total of 10,117,224 shares of Common Stock were not included in this calculation, including 2,541,500 shares underlying convertible notes payable, 3,582,466 shares underlying Common Stock purchase warrants and 3,993,258 shares underlying Common Stock options for a total of 10,117,224 shares as inclusion of these shares would be anti-dilutive.

Weighted average shares of Common Stock outstanding retrospectively reflect the 100 to 1 reverse split in January 2013, as if such split occurred on January 19, 2012 (inception). Also reflected from inception is the conversion of shares of Common Stock outstanding at a 1,638 to 1 conversion ratio, reflecting the conversion of shares of Common Stock to shares of Preferred Stock in October 2012 and then conversion to shares of Common Stock in January 2013.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective accounting pronouncements and has concluded that there are no recently issued, but not yet effective pronouncements that may have a material impact on the Company’s future financial statements.

NOTE 2 — SHAREHOLDERS’ EQUITY

On January 18, 2013, upon the filing of the Amendment to the Articles of Incorporation, the Company converted 1,544,565 shares of Series A Preferred issued to former True Drinks shareholders into 25,304,017 post-split shares of the Company’s Common Stock.

Between January and September 2013, the Company issued 268,800 shares of its Common Stock to certain accredited investors in connection with bridge loans made to the Company. Such loans have short-term maturities of approximately four months. The Company expensed the fair value of the Common Stock issued of $209,090 to interest expense immediately.

In March 2013, the Company issued 38,250 shares of its Common Stock in connection with two consulting agreements. The Company expensed the fair value of the Common Stock issued of $38,250 to consulting expense.

Between April and May 2013, the Company issued a total of 860,818 shares of its Common Stock to holders of $860,818 in outstanding convertible notes payable, lenders fees and accrued interest upon receiving conversion notices on the underlying notes.

Between July and August 2013, the Company issued 76,364 shares of its Common Stock in connection with two consulting agreements. The Company expensed the fair value of the Common Stock issued of $84,000 to consulting expense.

NOTE 3 — STOCK OPTIONS AND WARRANTS

Warrants

During the nine months ended September 30, 2013, the Company issued warrants to purchase an aggregate total of 1,919,321 shares of the Company’s Common Stock to certain accredited investors participating in the Offering that commenced on June 20, 2013. The Company issued 683,106 Warrants to a financial institution in connection with the Offering. Each warrant is exercisable over the course of a five-year term to $1.10 per share.

During the nine months ended September 30, 2013, the Company extended the expiration date on 860,086 warrants from April 30, 2013 to November 29, 2013. Costs related to the modification of the warrants are immaterial.

A summary of the Company’s warrant activity for the nine months ended September 30, 2013 is presented below:

	Warrants Outstanding	Weighted Average Exercise Price
Outstanding, December 31, 2012	132,340	$42.53
Granted	3,462,513	0.549
Exercised	-	-
Expired	(12,387)	187.09
Outstanding, September 30, 2013	3,582,466	$1.86

As of September 30, 2013, the Company had the following outstanding warrants to purchase its Common Stock:

Warrants Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (Yrs)
118,953	$27.58	1.56
1,000	$30.00	2.17
860,086	$0.55	0.16
2,602,427	$1.10	4.77
3,582,466	$1.86	3.56

Non-Qualified Stock Options

The Company granted 245,739 non-qualified stock options to employees during the nine months ended September 30, 2013.

Stock option activity during the nine months ended September 30, 2013 is summarized as follows:

	Options Outstanding	Weighted-Average Exercise Price
Options outstanding at December 31, 2012	3,870,389	$0.69
Exercised	-	-
Granted	245,739	1.10
Forfeited	(122,870)	1.02
Expired	-	-
Options outstanding at September 30, 2013	3,993,258	$0.70

 The following table summarizes information about the Company’s stock options outstanding as of September 30, 2013:

	Outstanding Options
		Weighted Average		Exercisable Options
		Remaining	Aggregate		Aggregate
Range of		Contractual Life	Intrinsic		Intrinsic
Exercise Prices	Number	(Years)	Value	Number	Value
$0.61	3,133,173	1.79	$-	1,310,610	$-
$1.02	614,346	1.63	$-	184,305	-
$1.10	245,739	2.75	$-	-	$-
Totals	3,993,258	1.88	$-	1,494,915	$-

NOTE 4 — CONVERTIBLE NOTES

Note Offering

 On June 20, 2013 the Company commenced a private offering of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.3 million; and (ii) and five-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $1.10 per share (the “Warrants”) to certain accredited investors (each an “Investor” and collectively, “Investors”) (the “Offering”). Through September 30, 2013, the Company accepted subscription agreements from Investors resulting in the issuance of Notes in the aggregate principal amount of $2,615,000 (“Subscription Agreements”), which amount included $600,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company to certain Investors. As of November 14, 2013, the Company has accepted additional subscription agreements for $511,000, bringing the total raised under the Offering, to date, to $3,126,000.

 Each Note currently accrues interest at a rate of 12% per annum, and matures on November 29, 2013 (the “Maturity Date”); provided, however, under the terms of the Notes, the Company may elect to extend the Maturity Date to February 28, 2014 and begin accruing interest at a rate of 14% as of the date of such extension (the “First Extension Option”), and again to May 31, 2014 and begin accruing interest at a rate of 15% per annum as of the date of such extension (the “Second Extension Option”). Each Note is convertible, at the option of the holder thereof into that number of shares of the Company’s Common Stock, $0.001 par value (“Common Stock”), equal to the outstanding principal balance of the Note, plus accrued but unpaid interest, divided by $2.00. The notes contain "anti-dilution" protection, such that if the Company conducts a qualifying equity transaction, the conversion price of the notes will be the lower of $2.00 or 90% of the price of the qualifying equity transaction. Under ASC 815, management determined that the embedded conversion feature is a derivative liability and recorded a debt discount of $259,285 based on the estimated fair value of the derivative liability. Such amount was determined by a third-party valuation firm using a Monte Carlo simulation and is being amortized into interest expense over the term of the note. Each Note is also accompanied by Warrants to purchase a number of shares of the Company’s Common Stock equal to 75% of the aggregate principal amount of the Notes divided by the lower of $1.10 or the price of a qualifying equity transaction. Under ASC 815, management determined that the warrant’s price-protection feature is also a derivative liability and recorded a debt discount of $903,955 based on the estimated fair value of the derivative liability. This amount is being amortized into interest expense over the term of the note.

 Significant assumptions used in such valuations included:

Expected life	5 years
Estimated volatility	75.0%
Risk-free interest rate	0.07% - 0.10%
Expected dividends	None

A summary of convertible notes payable, net as of September 30, 2013, is as follows:

Amount
Outstanding, December 31, 2012	$772,000
Notes issued	4,009,000
Notes repaid	(172,000)
Notes converted to common stock	(760,000)
Debt discount recorded	(1,163,240)
Debt discount amortized	657,307
Outstanding, September 30, 2013	$3,343,067

Bridge Financing

Between October and December 2012, the Company consummated the sale of senior secured convertible notes (“Bridge Notes”) to a limited number of accredited investors, resulting in net proceeds to the Company of $725,000.  As additional consideration for the purchase of the Bridge Notes, each investor received 5,000 shares of the Company’s Common Stock per $25,000 of principal amount purchased. Each Bridge Note has a term of 120 days, and accrues interest at 9% per annum. A fee of 10% was added to each Bridge Note, as a lender’s fee. The principal, interest and lender’s fee are convertible, at the option of the holder, into shares of the Company’s Common Stock at a price of $1.00 per share. The Company has repaid $125,000 in principal, $12,500 in fees, and $4,830 in interest to certain holders of the Bridge Notes. In April and May 2013, Bridge Notes in the aggregate principal amount, plus accrued interest, of $376,222 were converted into 376,225 shares of the Company’s Common Stock. The maturities on the outstanding Bridge Notes have been extended through November 29, 2013.

In December 2012, the Company issued promissory notes to certain investors, resulting in net proceeds  to the Company of $47,000. These promissory notes have a term of 30 days, and included a lender’s fee of 10%. These promissory notes were repaid in full in January 2013.

In January 2013, we completed a private placement, wherein we issued an aggregate principal amount of $660,000 in unsecured convertible promissory notes (the “January Notes”) to certain purchasers. As additional consideration for the purchase of the January Notes, each purchaser received 5,000 post-split shares of the Company’s Common Stock per $25,000 of principal amount purchased. The January Notes have a term of 120 days and accrue interest at a rate of 9% per annum. At maturity, the holders of the January Notes have the right to convert all principal and accrued but unpaid interest into shares of Common Stock at a conversion price equal to $1.00 per share. In May 2013, the maturity date of certain January Notes in the aggregate principal amount of $500,000 was extended to November 29, 2013, and the remaining balance of the January Notes, totaling $180,568 of principal and accrued interest, were converted into 180,568 shares of the Company’s Common Stock.

In February and March 2013, we completed a private placement, wherein we issued unsecured convertible promissory notes in the aggregate principal amount of $389,000 (the “March Notes”) to certain purchasers. As additional consideration for the purchase of the March Notes, each purchaser received 5,000 shares of the Company’s Common Stock per $25,000 of principal amount purchased. The March Notes mature on November 29, 2013 and accrue interest at a rate of 9% per annum. Pursuant to the terms of the March Notes, each note is convertible into shares of the Company’s Common Stock at a conversion price equal to $1.00 per share. In May 2013, March Notes in the aggregate principal amount, plus accrued interest, of $234,543 were converted into 234,543 shares of the Company’s Common Stock.

In April 2013, we completed a private placement, wherein we issued unsecured convertible promissory notes in the aggregate principal amount of $195,000 (the “April Notes”) to certain purchasers. As additional consideration for the purchase of the April Notes, each purchaser received 5,000 shares of the Company’s Common Stock per $25,000 of principal amount purchased. The April Notes mature on November 29, 2013 and accrue interest at a rate of 9% per annum. Pursuant to the terms of the April Notes, the April Notes are convertible into shares of the Company’s Common Stock at a conversion price equal to $1.00 per share. In May 2013, April Notes totaling $69,484 of principal and accrued interest were converted into 69,485 shares of the Company’s Common Stock.

In May 2013, we completed a private placement, wherein we issued unsecured promissory notes in the aggregate principal amount of $600,000 (the “May Notes”) and unsecured convertible promissory notes in the aggregate principal amount of $150,000 (the “Convertible May Notes”) to certain purchasers. As additional consideration for the purchase of the Convertible May Notes, each purchaser received 5,000 shares of the Company’s Common Stock per $25,000 of principal amount purchased.

The May Notes matured on August 6, 2013 and accrued interest at a rate of 12% per annum. In connection with, and as further consideration for the purchase of the May Notes, the Company issued a total of 600,000 5-year warrants to purchase shares of the Company’s Common Stock at a price of $1.10 per share to the purchasers. The Convertible May Notes mature on November 29, 2013 and accrue interest at a rate of 9% per annum. Each Convertible May Note is convertible into shares of the Company’s Common Stock at a conversion price equal to $1.00 per share. In June 2013, the May Notes were converted into the Notes from the Offering initiated in June, 2013.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

The Company has entered in a number of agreements with various consultants. Termination of any of these agreements could result in termination fees.

The Company leases its corporate office in Irvine, California on a one-year term, which term was renewed in July 2013. Total rent expense related to the Company's operating lease for the nine months ended September 30, 2013 was $34,787. Total remaining payments on the lease through July 31, 2014 are $33,228.

The Company maintains employment agreements with certain key management. The agreements provide for minimum base salaries, eligibility for stock options, performance bonuses and severance payments.

Legal Proceedings

From time to time, claims are made against the Company in the ordinary course of business, which could result in litigation. Claims and associated litigation are subject to inherent uncertainties and unfavorable outcomes could occur. In the opinion of management, the resolution of these matters, if any, will not have a material adverse impact on the Company’s financial position or results of operations.

On July 1, 2011, a lawsuit was filed in the United States District Court, the Southern District of Ohio, Cincinnati Division, against GT Beverage Company, LLC (“GT LLC”) by Dominion Liquid Technologies, LLC. The lawsuit alleges that GT LLC breached terms of a 2010 co-packing agreement, which governed the relationship between the parties. As of February 2013, Dominion amended its complaint to add the Company as a defendant in the case. Dominion is seeking monetary damages in an amount exceeding $800,000. GT LLC has filed its answer denying all of Dominion’s claims and expects to vigorously defend the suit. Summary motions are currently under review by the Court’s magistrate, and a trial will likely be set in early 2014.

NOTE 6 — RELATED PARTY TRANSACTIONS

On May 11, 2012, the Company loaned Environmental Packaging Technologies, Inc. (“EPT”) the sum of $150,000 in exchange for a 50-day promissory note. The promissory note accrued interest at 10% per annum and includes a fee equal to 10% of principal balance of the note, payable to the Company. True Drinks’ former chairman and current investor is the chairman for EPT. In July and August 2013, the Company was repaid all principal, interest and fees in connection with the promissory note from EPT.

NOTE 7 — SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the accompanying condensed consolidated financial statements were filed with the SEC, and noted no other significant subsequent events not elsewhere disclosed in these notes to consolidated financial statements.

47,842,104 Shares of Common Stock

TRUE DRINKS HOLDINGS, INC.

Prospectus

Until ______ __, 2014, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,200
Accounting fees and expenses	$29,000
Legal fees and expenses	$30,000
Miscellaneous fees and expenses	$6,000
Total	$66,200

Item 14.  Indemnification of Directors and Officers

            Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

      Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

      Since December 2010, we have issued the following securities that were not registered under the Securities Act of 1933. Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and/or Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Series B Offering

               On November 25, 2013, the Company commenced a private offering of up to 2.0 million shares of Series B Preferred for $4.00 per share (“Purchase Price”), and five-year warrants (the “Warrants”), exercisable for $0.30 per share (the "Exercise Price"), to purchase that number of shares of the Company's Common Stock equal to 35% of the Purchase Price, divided by the Exercise Price (the “Series B Offering”). As of the date hereof, the Company and certain accredited investors entered into Securities Purchase Agreements to purchase approximately 2.0 million shares of Series B Preferred, and Warrants to purchase approximately 9.3 million shares of Common Stock.

     Merriman Capital, Inc. (“Merriman”) acted as placement agent for the majority of the securities issued during the Series B Offering. As consideration for its services, Merriman received: (i) cash compensation totaling $523,250; (ii) five-year warrants to purchase 1,188,200 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 346,560 shares of Common Stock for $0.30 per share. Candlewood Securities, Inc. (“Candlewood”) also acted as placement agent for a portion of the securities issued during the final closing of the Series B Offering, and received, as consideration for its services: (i) cash compensation totaling $53,550; (ii) five-year warrants to purchase 91,800 shares of Common Stock for $0.25 per share; and (iii) five-year warrants to purchase 26,775 shares of Common Stock for $0.30 per share (together, with the warrants issued to Merriman, the “Placement Agent Warrants”).

      In connection with the Series B Offering, certain holders (the “Note Holders”) of our outstanding convertible debt agreed to cancel such debt, totaling $739,706 in principal and accrued interest, in exchange for 205,476 Shares and Warrants to purchase 862,995 shares of Common Stock for $0.30 per share (the “Note Conversion”).

Term Loan

      On November 29, 2013, the Company executed a Loan and Security Agreement, and other ancillary documents to receive a $2.0 million term loan from Avid Bank (the "Bank") (the "Term Loan"), which Term Loan will accrue interest at a rate of prime plus 2.75% and will mature on November 29, 2015. As additional consideration for the issuance of the Term Loan, the Company issued to the Bank a five-year warrant to purchase 200,000 shares of Common Stock for $0.30 per share.

Note Offering

On June 20, 2013 the Company commenced a private offering of: (i) convertible promissory notes (the “Notes”) in the aggregate principal amount of up to $3.3 million; and (ii) and five-year warrants to purchase shares of the Company’s Common Stock at an exercise price of $1.10 per share (the “Warrants”) to certain accredited investors (the “Note Offering”). During the year ended December 31, 2013, the Company issued Notes in the aggregate principal amount of $3,126,000, which amount included $600,000 issued as consideration for the exchange of the outstanding principal and accrued interest of certain promissory notes previously issued by the Company.

Series A Preferred

In connection with the merger of True Drinks, Inc. with and into Bazi Acquisition Sub, Inc. on October 15, 2012 (the “Merger”), the Company filed a Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock to designate 1,544,565 shares of the Company’s Preferred Stock as Series A Convertible Preferred (“Series A Preferred”), which shares were then issued to former True Drinks, Inc. shareholders in exchange for all outstanding capital stock of True Drinks, Inc. On January 18, 2013, upon the filing of an amendment to the Company’s Articles of Incorporation to increase the Company’s authorized capital stock, all outstanding shares of Series A Preferred automatically converted into approximately 25.3 million shares of Common Stock.

Note Offering

Between October and May 2013, the Company sold senior secured convertible notes (“Bridge Notes”) to a limited number of accredited investors in the aggregate principal amount of $2,119,000.  The Bridge Notes carried an original term of 120 days, accrued interest at 9% per annum, earned a lender’s fee of 10% which was added to the principal of the note, earned a Common Stock award of 5,000 shares of Common Stock per $25,000 unit purchased, and the principal, interest and lender’s fee was convertible, at the option of the holder, into shares of the Company’s Common Stock at a price of $0.01 per share. Certain of the notes Bridge Notes were extended to November 29, 2013.

Option Agreement

      On January 14, 2013, we entered into an Option Agreement with Ashworth Holdings, LLC, a Utah limited liability company (“Ashworth”), pursuant to which Ashworth had the option to purchase up to 860,087 shares of Common Stock for a price of $0.549 per share until April 30, 2013. The expiration date for the options was subsequently extended to November 29, 2013, at which time the options expired unexercised.

Unit Offering

      In January 2011, the Company sold, to certain accredited investors, an aggregate total of approximately 4.52 million Units, each Unit consisting of one share of Common Stock and a warrant to purchase a share of Common Stock for $0.30 per share. The Company received aggregate gross proceeds of approximately  $679,000 from the sale of the Units, which proceeds were used for general working capital purposes, and to finance certain sales and marketing initiatives of the Company.

Termination of Banking Agreement

On March 14, 2011, the Company terminated an exclusive investment banking agreement with John Thomas Financial ("JTF"), dated December 23, 2009, releasing the Company from any further obligation to JTF under the investment banking agreement. In consideration for the termination of the investment banking agreement, and any liability thereunder, the Company issued JTF 500,000 shares of Common Stock.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits.  The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements.  See page F-1 for an index of the financial statements included in the Registration Statement.

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 7, 2014.

TRUE DRINKS HOLDINGS, INC.
By: /s/ Lance Leonard Lance Leonard Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lance Leonard Lance Leonard	Chief Executive Officer and Director	February 7, 2014
/s/ Daniel Kerker Daniel Kerker	Chief Financial Officer and Secretary	February 7, 2014
* Timothy Lane	Chairman	February 7, 2014
* Carl Wistreich	Director	February 7, 2014
* Lou Imbrogno	Director	February 7, 2014

* By: /s/ Lance Leonard Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No	Description
2.1
Agreement and Plan of Merger among Bazi International, Inc., Bazi Acquisition Sub, Inc., GT Beverage Company, Inc. and MKM Capital Advisors, LLC dated as of June 7, 2012, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed on June 21, 2012.

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.01 to Form SB-2, filed on February 27, 2001.
3.1.1	Certificate of Amendment to the Articles of Incorporation, incorporated by reference to Exhibit 3.1.1 of Form 10-QSB, filed on November 14, 2003.
3.2	Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 from Form 10-KSB, filed on March 3, 2005.
3.3	Amendment to the Amended and Restated Bylaws of Bazi International, Inc., incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on October 17, 2012
3.3	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 from the Current Report on Form 8-K, filed August 2, 2010.
3.4	Certification of Amendment to the Article of Incorporation incorporated by reference to Exhibit 3.1 from the Current Report on Form 8-K, filed May 20, 2011.
3.5	Certificate of Amendment to the Articles of Incorporation, incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed January 22, 2013
4.1
Certificate of Designation, Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Bazi International, Inc., incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K, filed on October 17, 2012

4.2
Certificate of Designation, Preferences, Rights, and Limitations of Series B Convertible Preferred Stock of True Drinks Holdings, Inc., incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K, filed November 26, 2013.

10.1	VitaCube Systems Holdings, Inc. 2003 Stock Incentive Plan incorporated by reference to Exhibit 10.1 filed with Form 10-QSB, filed November 14, 2003
10.1.1	Form of Incentive Stock Option Agreement under the 2003 Stock Incentive Plan, incorporated by reference to Exhibit 10.1.1 from Form 10-KSB, filed on March 3, 2005.
10.1.2	Form of Nonqualified Stock Option Agreement under the 2003 Stock Incentive Plan, incorporated by reference to Exhibit 10.1.2 from Form 10-KSB, filed on March 3, 2005.
10.2
Agreement Concerning the Exchange of Securities by and between the Company and VitaCube Systems, Inc. and the Security Holders of VitaCube Systems, Inc., incorporated by reference to Exhibit 2 filed with the Current Report Form 8-K, filed July 1, 2003

10.3	Employment agreement with Lance Leonard, incorporated by reference to Exhibit 10.3 filed with the Annual Report on Form 10-K, filed April 5, 2013.
10.4	Employment agreement with Dan Kerker, incorporated by reference to Exhibit 10.4 filed with the Annual Report on Form 10-K, filed April 5, 2013.
10.5
Financial statements of GT Beverage Company, LLC for the years ended December 31, 2011 and 2010, incorporated by reference to Exhibit 10.6 filed with the Annual Report on Form 10-K, filed April 5, 2013.

10.6
Placement Agent Agreement, by and between the Company and Axiom Capital Management, Inc., dated May 24, 2013, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed July 3, 2013.

10.7	Form of Secured Convertible Promissory Note, incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K, filed July 3, 2013.
10.8	Form of Warrant, incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K, filed July 3, 2013.
10.9	Form of Subscription Agreement, incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K, filed July 3, 2013.
10.10	Form of Amendment to Subscription Agreement, incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K, filed July 3, 2013.
10.11
Security Agreement, by and between the Company and investors in the Note Offering, dated June 20, 2013, incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K, filed July 3, 2013.

10.12	Collateral Agent Agreement, by and between the Company and Union Bank, N.A., dated June 20, 2013, incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K, filed July 3, 2013.
10.13
Escrow Agreement, by and between the Company, Axiom Capital Management, Inc. and Union Bank, N.A., dated June 20, 2013, incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K, filed July 3, 2013.

10.14
Amendment to Escrow Agreement by and between the Company, Axiom Capital Management, Inc. and Union Bank, N.A., dated June 20, 2013, incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K, filed July 3, 2013.

10.15	Form of Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed November 26, 2013.
10.16	Form of Warrant, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed November 26, 2013.
10.17	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed November 26, 2013.
10.18	Loan and Security Agreement, by and between the Company and Avidbank, dated November 29, 2013, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed December 5, 2013.
10.19	Warrant, issued by the Company to Avidbank on November 29, 2013, incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K, filed December 5, 2013.
14.1	Code of Ethics filed with Form 10-K on March 31, 2011 and incorporated herein by reference.
14.2	Board Charter filed with Form 10-K on March 31, 2011 and incorporated herein by reference.
21.1	Subsidiaries of True Drinks Holdings, Inc., incorporated by reference from Exhibit 21.1 filed with the Annual Report on Form 10-K, filed April 5, 2013
23.1	Consent of Disclosure Law Group, filed herewith.
23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, filed herewith.
24.1	Power of Attorney, incorporated by reference to Exhibit 24.1 filed with the Registration Statement on Form S-1, filed January 9, 2014.